UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TEGNA Inc.

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TEGNA

Proxy Statement

2019 Annual Meeting of Shareholders

MARCH 11, 2019

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on April 25, 2019 at 10:00 a.m. ET at the Boro Station Conference Center, 1785 Greensboro Station Place, McLean, VA 22102.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We also will provide a report on our Company, including an update on the Company’s performance, and entertain questions of general interest to shareholders.

At TEGNA, we continue to produce trusted, impactful and innovative content across all platforms. As always, our purpose remains to serve the greater good of our communities through empowering stories, impactful investigations and innovative marketing services.

We are proud of the successful efforts made by our approximately 5,300 employees in continuing to drive TEGNA’s long-term strategy, finding new ways to engage audiences in today’s multi-platform environment and enhancing our alignment with the evolving needs of consumers, advertisers and marketers.

Thank you for your continued support.

Cordially,

Howard D. Elias Chairman of the Board	David T. Lougee President and Chief Executive Officer

8350 Broad Street, Suite 2000, Tysons, Virginia 22102    (703) 873-6600

Notice of Annual Meeting of Shareholders

To Our Shareholders: The 2019 Annual Meeting of Shareholders of TEGNA Inc. will be held for the following purposes:	MEETING INFORMATION DATE: April 25, 2019 TIME: 10:00 a.m. ET LOCATION: Boro Station Conference Center 1785 Greensboro Station Place McLean, Virginia
➊	to consider and act upon a proposal to elect eleven director nominees to the Company’s Board of Directors to hold office until the Company’s 2020 Annual Meeting of Shareholders;
➋	to consider and act upon a Company proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year;

➌	to consider and act upon a Company proposal to approve, on an advisory basis, the compensation of our named executive officers; and

➍	to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

The Board of Directors has set the close of business on February 25, 2019 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

An admission ticket is required for attendance at the Annual Meeting. Please see page 60 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Akin S. Harrison

Senior Vice President, General Counsel and Secretary

Tysons, Virginia

March 11, 2019

Your Vote Is Important. Your shares should be represented at the annual meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. Shareholders of record can vote by proxy over the internet or by telephone by following the instructions provided in the notice of internet availability of proxy materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail, by telephone or on the internet as instructed on the proxy card you received. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, please follow the instructions provided to you by that organization. You may revoke your proxy and vote in person if you decide to attend the annual meeting.

INTERNET	TELEPHONE	MAIL	IN PERSON

Visit www.envisionreports.com/tgna	Dial the telephone number on your voter instruction form.	Send your completed and signed proxy card using the enclosed envelope	Attending the meeting

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 11, 2019.

2018: Strong Results & Award-Winning Journalism

From our innovative content, impactful investigations and accretive acquisitions to our people, purpose and performance, we are making strong progress in diversifying our revenue and cash flow streams and creating value for our shareholders, all while continuing to serve the greater good of our communities.

In August 2018 we announced the acquisition of leading stations WTOL, the CBS affiliate in Toledo, Ohio, and KWES, the NBC affiliate in Midland-Odessa, Texas. We completed these acquisitions in January 2019, building on our proven track record of acquiring attractive broadcast assets.

2018 also saw our Company achieve strong financial results. Overall company revenue increased 16 percent to $2.2 billion, driven by strong subscription revenue growth and record political advertising revenue. This growth drove adjusted EBITDA to $781 million for the year, producing a non-GAAP EPS of $1.83 per diluted share.*

In addition, we introduced several new multiplatform initiatives across our markets that were a direct result of our recurring, structured innovation process. We launched digital-first episodic investigations like “Mothers Matter,” strengthened our multiplatform news fact-checking segments like VERIFY and debuted innovative local news programs like “Get Up DC!”

*

Reconciliations of the following non-GAAP financial measures to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2019: adjusted EBITDA—page 25; and non-GAAP EPS—page 24.

Proposal 1—Election of Directors

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of eleven directors. The Board of Directors held ten meetings during 2018. Each director attended at least 87% of the meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2018. All directors then serving on the Board attended the 2018 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2019 Annual Meeting will serve one-year terms expiring at the Company’s 2020 Annual Meeting of Shareholders. The Board, upon the recommendation of its Nominating and Governance Committee, has nominated the following individuals: Gina L. Bianchini, Howard D. Elias, Stuart J. Epstein, Lidia Fonseca, David T. Lougee, Scott K. McCune, Henry W. McGee, Susan Ness, Bruce P. Nolop, Neal Shapiro and Melinda C. Witmer. The Board believes that each of the nominees will be available and able to serve as a director. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

Under the Company’s By-laws, the 2019 director nominees will be elected by the vote of a majority of the votes cast with respect to the director at the meeting. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Governance Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees to serve as directors of the Company until the Company’s 2020 Annual Meeting and until their successors are elected and qualified.

BOARD LEADERSHIP STRUCTURE

Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our shareholders. Our Board has determined that having an independent director serve as the Chairman of the Board is currently the best leadership structure for the Company. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications between the Board, the CEO and other senior leaders of the Company.

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PROPOSAL 1—ELECTION OF DIRECTORS

Board Leadership Structure

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•

serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

INFORMATION ABOUT DIRECTORS

Our Board members have a diverse set of qualifications, skills and experiences and also reflect diversity of age, tenure and gender. The Board regularly evaluates its composition to determine if there are areas for improvement. Our recent director refreshment activities led the Board to elect two new directors during 2018, supplementing the existing skills and experience of our Board and resulting in 5 of our 10 independent directors having less than 3 years of tenure.

AGE	TENURE	GENDER

DIRECTOR SKILLS

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Information About Directors

The Nominees

The following director nominees are currently serving on the Board and have been nominated by the Board on the unanimous recommendation of the Nominating and Governance Committee to stand for re-election at the Company’s 2019 Annual Meeting for a one-year term. The principal occupation and business experience of each nominee, including the reasons the Board believes each of them should be re-elected to serve another term on the Board, are described below.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Gina L. Bianchini Founder and CEO, Mighty Networks Age: 46 Director since: 2018

Experience:

Ms. Bianchini, 46, is Founder and Chief Executive Officer of Mighty Networks, a position she has held since September 2010. Ms. Bianchini served as Chief Executive Officer of Ning, Inc. from 2004 to March 2010 and Co-founder and President of Harmonic Networks from March 2000 to July 2003.

Qualifications:

Ms. Bianchini possesses expertise, vision and creativity in the rapidly evolving world of social networking, a deep expertise in social media and community building technology platforms and significant digital and start-up experience. Ms. Bianchini previously served on the board of Scripps Networks Interactive, Inc. from 2012 until its acquisition by Discovery Communications in 2018. She has served as a TEGNA director since 2018.

Howard D. Elias Chairman of TEGNA; President, Dell Technologies Services and Digital Age: 61 Director since: 2008

Experience:

Mr. Elias, 61, was named the Chairman of TEGNA in April 2018 and is President, Dell Technologies Services and Digital, a position he has held since September 2016. Prior to that, he served as President and Chief Operating Officer, EMC Global Enterprise Services from January 2013 to September 2016 and was President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013. From October 2015 through September 2016, Mr. Elias was also responsible for leading the development of EMC Corporation’s integration plans in connection with its transaction with Dell Inc. Previously, Mr. Elias served as President, EMC Global Services and Resource Management Software Group; Executive Vice President, EMC Corporation from September 2007 to September 2009; and Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007.

Qualifications:

Mr. Elias has extensive management, leadership and operational expertise in cloud computing, supply chain, marketing, corporate development and managing global customer support and other service organizations, and broad global business experience in information technology and management as a result of the various senior leadership positions he has held with Dell, EMC, Hewlett-Packard Company, Compaq, Digital Equipment Corp., AST Research and Tandy Corporation. He has served as a TEGNA director since 2008.

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PROPOSAL 1—ELECTION OF DIRECTORS

Information About Directors

Stuart J. Epstein Chief Financial Officer, DAZN Group Age: 56 Director since: 2018

Experience:

Mr. Epstein, 56, is Chief Financial Officer of DAZN Group, a position he has held since September 2018. Previously, he was Senior Advisor, Evolution Media, from October 2017 to January 2018. He served as Co-Managing Partner of Evolution Media from September 2015 to September 2017 and Executive Vice President and Chief Financial Officer of NBCUniversal from September 2011 to April 2014. Prior to that, Mr. Epstein held various senior positions during his 23 years at Morgan Stanley, including Managing Director and Global Head of the Media & Communications Group within the investment banking division.

Qualifications:

Mr. Epstein has extensive experience in media, technology and the capital markets and deep transactional experience as a result of the various senior leadership positions he has held with DAZN Group, Evolution Media, NBCUniversal and Morgan Stanley. He has served as a TEGNA director since 2018.

Lidia Fonseca EVP and Chief Digital and Technology Officer, Pfizer Inc. Age: 50 Director since: 2014

Experience:

Ms. Fonseca, 50, is Executive Vice President and Chief Digital and Technology Officer of Pfizer Inc., a position she has held since January 2019. Prior to that she served as Chief Information Officer and Senior Vice President of Quest Diagnostics from April 2014 to December 2018. Previously, Ms. Fonseca served as Chief Information Officer and Senior Vice President of Laboratory Corporation of America (LabCorp) from 2008 to 2013.

Qualifications:

Ms. Fonseca has extensive expertise in data analytics, automation, building outstanding client experiences, overseeing strategic transformations, and leading strategic information technology operations as a result of the various senior leadership positions she has held in supply chain management and information technology with Pfizer, Quest Diagnostics, LabCorp, Synarc Inc. and Philips Healthcare. She has served as a TEGNA director since 2014.

David T. Lougee President and CEO, TEGNA Inc. Age: 60 Director since: 2017

Experience:

Mr. Lougee, 60, became President and Chief Executive Officer and a director of TEGNA in June 2017. He previously served as the President of TEGNA Media from July 2007 through May 2017. Prior to joining TEGNA, he served as Executive Vice President, Media Operations for Belo Corp. from 2005 to 2007. Mr. Lougee serves as chairman of the NBC Affiliates Board. He also serves on the Board of Directors for BMI (Broadcast Music Inc.), the Broadcasters Foundation of America and is the former joint board chairman of the National Association of Broadcasters (NAB) and past chair of the Television Bureau of Advertising (TVB) Board of Directors.

Qualifications:

Mr. Lougee has broad business experience and extensive management, leadership and operational expertise in, and intimate knowledge of, the media industry as a result of his 25 years of experience in a variety of senior leadership roles with the Company, Belo Corp. and NBC.

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PROPOSAL 1—ELECTION OF DIRECTORS

Information About Directors

Scott K. McCune Founder, MS&E Ventures Age: 62 Director since: 2008

Experience:

Mr. McCune, 62, is the Founder of MS&E Ventures, a firm focused on creating new business value for brands, properties, countries and start-ups. Prior to his retirement in March 2014, Mr. McCune spent 20 years at The Coca-Cola Company serving in a variety of roles, including Vice President, Global Partnerships and Experiential Marketing from 2012 to 2014; Vice President, Integrated Marketing from 2005 to 2011; Vice President, Worldwide Media, Sports & Entertainment Marketing and Licensing from 2002 to 2004. He also spent 10 years at Anheuser-Busch Inc. where he held a variety of positions in marketing and media. Mr. McCune also serves on the Board of Directors of the First Tee of Atlanta and the College Football Hall of Fame.

Qualifications:

Mr. McCune has extensive expertise in all aspects of marketing as a result of the various senior leadership roles that he has held with The Coca Cola Company and Anheuser-Busch Inc. These include media, advertising, digital, licensing, partnerships, sports & entertainment marketing and leading global marketing teams. He has served as a TEGNA director since 2008.

Henry W. McGee Senior Lecturer, Harvard Business School Age: 66 Director since: 2015

Experience:

Mr. McGee, 66, has been a Senior Lecturer at Harvard Business School since July 2013. Previously, he served as a consultant to HBO Home Entertainment from April 2013 to August 2013 after serving as President of HBO Home Entertainment from 1995 until his retirement in March 2013. Mr. McGee held the position of Senior Vice President, Programming, HBO Video, from 1988 to 1995 and prior to that, Mr. McGee served in leadership positions in various divisions of HBO. Mr. McGee is also a former President of the Alvin Ailey Dance Theater Foundation and the Film Society of Lincoln Center.

Qualifications:

Mr. McGee has significant business, leadership and management experience, operational, marketing and wholesale distribution expertise and a deep understanding of the use of technology and all aspects of wholesale distribution and international markets as a result of his various senior leadership roles with HBO. Mr. McGee currently serves as a director of AmerisourceBergen Corporation and previously served on the boards of the Sundance Institute, the Public Theater, Save the Children and the Time Warner Foundation. He has served as a TEGNA director since 2015.

Susan Ness Distinguished Fellow, The German Marshall Fund of the United States & The Annenberg Public Policy Center of the University of Pennsylvania Age: 70 Director since: 2011

Experience:

Ms. Ness, 70, is a Distinguished Fellow at The German Marshall Fund of the United States, a Distinguished Fellow at the Annenberg Public Policy Center of the University of Pennsylvania, and a principal of Susan Ness Strategies, a communications policy consulting firm, which she founded in 2002. Previously, she was a Senior Fellow at the SAIS Center for Transatlantic Relations of John Hopkins University. She served as a commissioner of the Federal Communications Commission from 1994 to 2001. From 2005 to 2007, she was the founding president and CEO of GreenStone Media, LLC, which produced talk programming targeting female audiences for syndication on radio and other platforms. She has served on the Board of Vital Voices Global Partnership since 2011 (Audit Committee Chair from 2017—present), and from 2011 to 2014 she served on the J. William Fulbright Foreign Scholarship Board (elected Vice Chair in 2012 and 2013). Ms. Ness previously served on the board of LCC International, Inc. from 2001 to 2008, and on the post-bankruptcy board of Adelphia Communications Corp. from 2003 to 2007.

Qualifications:

Ms. Ness has extensive experience and expertise in global and domestic communications and media policy, particularly with respect to spectrum and broadcast matters, facilitating the deployment of new communications technologies and advising communications companies from her service as an FCC commissioner, as principal executive at GreenStone Media, LLC and Susan Ness Strategies, and as a former corporate bank vice president financing broadcast and other communications companies. She has served as a TEGNA director since 2011.

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PROPOSAL 1—ELECTION OF DIRECTORS

Information About Directors

Bruce P. Nolop Retired CFO, E*Trade Financial Corporation Age: 68 Director since: 2015

Experience:

Mr. Nolop, 68, retired in 2011 from E*Trade Financial Corporation, where he served as Executive Vice President and Chief Financial Officer from September 2008 through 2010. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008 and Managing Director of Wasserstein Perella & Co. from 1993 to 2000. Previously, he held positions with Goldman, Sachs & Co., Kimberly-Clark Corporation and Morgan Stanley & Co.

Qualifications:

Mr. Nolop has significant experience in financial accounting, corporate finance, internal financial controls and strategic transactions, acquired through executive-level finance positions held in public companies and 18 years’ experience as an investment banker. Mr. Nolop is also a director of Marsh & McLennan Companies, Inc., On Deck Capital, Inc. and privately-held CLS Group. He has served as a TEGNA director since 2015.

Neal Shapiro President and CEO, public television company WNET Age: 61 Director since: 2007

Experience:

Mr. Shapiro, 61, is President and CEO of the public television company WNET which operates three public television stations in the largest market in the country: Thirteen/WNET, WLIW and NJTV. Before joining WNET in February 2007, Mr. Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also serves on the Board of Directors of the Public Broadcasting Service (PBS) and the Institute for Non-profit News (INN), and the Board of Trustees at Tufts University.

Qualifications:

Mr. Shapiro has extensive experience and expertise in broadcasting, news production and reporting, journalism and First Amendment issues and has successfully built and led global news organizations as a result of the various senior leadership roles that he has held with WNET and NBC. He has served as a TEGNA director since 2007.

Melinda C. Witmer Founder, LookLeft Media; Former Executive Vice President, Chief Video & Content Officer; Time Warner Cable Age: 57 Director since: 2017

Experience:

Ms. Witmer, 57, is the Founder of LookLeft Media, a startup company focused on the development of new real estate technology and media products, a position she has held since March 2018. Prior to starting LookLeft Media, Ms. Witmer was Executive Vice President, Chief Video & Content Officer of Time Warner Cable, a position she held from January 2012 until May 2016 when Time Warner Cable was acquired by Charter Communications. Prior to that, she served as Time Warner Cable’s Executive Vice President and Chief Programming Officer from January 2007, after holding multiple senior roles with Time Warner Cable beginning in 2001. Prior to joining Time Warner Cable, Ms. Witmer was Vice President and Senior Counsel at Home Box Office, Inc.

Qualifications:

Ms. Witmer has significant experience in the telecommunications and media industry, a deep understanding of the changing media landscape and experience in capitalizing on market opportunities, new technologies and emerging platforms in the media space. Ms. Witmer currently serves on the Advisory Board to the Dean of S.I. Newhouse School of Public Communications at Syracuse University. She previously served on the boards of iNDemand, the New York Mets and SportsNet NY. She has served as a TEGNA director since 2017.

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PROPOSAL 1—ELECTION OF DIRECTORS

Committees of the Board of Directors

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its five committees: the Audit Committee, Executive Committee, Leadership Development and Compensation Committee, Public Policy and Regulation Committee and Nominating and Governance Committee. The following chart shows the current membership and chairperson of each of our Board committees and the number of committee meetings held during 2018.

	# of Meetings Held	Bianchini	Elias	Epstein	Fonseca	Lougee	McCune	McGee	Ness	Nolop	Shapiro	Witmer
Audit	8			🌑	🌑		🌑			C
Executive	0		C			🌑	🌑		🌑	🌑	🌑
Leadership Development and Compensation	6		🌑		🌑		C					🌑
Nominating and Governance	3	🌑						🌑	🌑		C
Public Policy and Regulation	4							🌑	C			🌑

C –  Chairperson

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that each of Bruce P. Nolop and Stuart J. Epstein is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met eight times in 2018.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. The Executive Committee did not meet in 2018.

Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s CEO and other senior executives, including members of the TEGNA Leadership Team and certain other Company officers. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity.

The Committee also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) disclosures contained later in this Proxy Statement, and for making a recommendation as to whether the CD&A disclosures should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K. The Board of Directors has determined that each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met six times in 2018.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for approving equity grants to our senior executives. The Committee historically has delegated to the CEO the authority for approving equity grants to employees other than our senior executives mentioned above within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior leadership level who are less familiar to the Committee.

Under its charter, the Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser. The Committee is directly responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser, and the Company shall provide appropriate funding for payment of reasonable compensation to any

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Committees of the Board of Directors

such consultant, counsel or adviser, as determined by the Committee. In selecting a consultant, counsel or adviser, the Committee evaluates its independence by considering the following six factors and any other factors the Committee deems relevant to the adviser’s independence from management:

•	Provision of other services to the Company by the person that employs the consultant;

•	Amount of fees paid by the Company to the person that employs the consultant, as a percentage of that person’s total revenue;

•	Policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest;

•	Any business or personal relationship between the consultant and any member of the Committee;

•	Ownership by the consultant of the Company’s stock; and

•	Any business or personal relationship between the consultant, or any person that employs the consultant and any executive officer of the Company.

The Committee retains Meridian Compensation Partners, LLC (Meridian) as its consultant to advise it on executive compensation matters. After considering the six factors used by the Committee to evaluate independence, the Committee determined that Meridian is an independent compensation consultant in accordance with applicable SEC and NYSE rules.

Meridian participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. Meridian specifically has provided the following services to the Committee:

•	Consulted on various compensation plans, policies and practices, including changes to the 2018 long term equity award program;

•	Participated in Committee executive sessions without management present;

•	Assisted in analyzing executive compensation practices and trends and other compensation-related matters;

•	Consulted with management and the Committee regarding market data used as a reference for pay decisions;

•	Assisted in administering the 2018 equity award program; and

•	Reviewed the CD&A and other compensation related disclosures contained in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met three times in 2018.

The Nominating and Governance Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity, in terms of gender, age, race and other self-identified diversity attributes of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Governance Committee periodically retains search firms to assist in the identification of potential director nominee candidates based on criteria specified by the Committee and in evaluating and pursuing individual candidates at the direction of the Committee. The Committee will also consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2020 Annual Meeting should mail their suggestions to TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. Suggestions must be received by the Secretary of the Company no earlier than December 27, 2019 and no later than January 16, 2020. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources.

The By-laws of the Company establish a mandatory retirement age of 73 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for

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Committees of the Board of Directors

directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Governance Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

In September 2018, Mr. Epstein accepted a new position when he became chief financial officer of DAZN Group and in January 2019, Ms. Fonseca accepted a new position when she became chief digital and technology officer of Pfizer Inc. In accordance with the procedures outlined in the Company’s Principles of Corporate Governance, each of Mr. Epstein and Ms. Fonseca submitted a letter of resignation to the Committee for consideration. In each case, the Committee recommended that the Board not accept the resignation and the Board accepted the Committee’s recommendation. It was the sense of the Committee, and the Board more generally, that Mr. Epstein’s new role with DAZN Group would enhance the significant media and technology experience that he brings to the Board and that Ms. Fonseca’s new role with Pfizer would enhance the substantial data analytics and information technology expertise that she contributes to the Board.

Public Policy and Regulation Committee

The Public Policy and Regulation Committee assists the Board in its oversight of risks relating to certain legal, regulatory, compliance, public policy and corporate social responsibility matters that may impact the Company’s operations, performance or reputation. The Committee’s duties and responsibilities include reviewing and providing guidance to the Board about legal, regulatory and compliance matters concerning media, antitrust and data privacy laws, rules and regulations and monitoring legislative and regulatory trends and public policy developments that may affect the Company’s operations, strategy, performance or reputation. The Public Policy and Regulation Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. Each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met four times in 2018.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Leadership Development and Compensation Committee, the Nominating and Governance Committee and the Public Policy and Regulation Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. You may also obtain a copy of any of these documents without charge by writing to: TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary.

CORPORATE GOVERNANCE

The Board and the Company have instituted strong corporate governance practices, a number of which are described above, to ensure that the Company operates in ways that support the long-term interests of our shareholders. Other important corporate governance practices of the Company include the following:

✓	Our Board has adopted a proxy access by-law provision.

✓	All of our directors are elected annually.

✓	We do not have a shareholder rights plan (poison pill) in place.

✓	Ten of our eleven nominees are independent.

✓	We have a robust shareholder engagement program.

✓	We separate the positions of Chairman and CEO and have an independent Chairman.

✓	We maintain an ongoing board refreshment process, which has resulted in our adding seven (7) directors during the past five years and the transition of the chairman role during 2018.

✓	Approximately 93% of the votes cast at last year’s annual meeting were in favor of the Company’s Say on Pay proposal.

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PROPOSAL 1—ELECTION OF DIRECTORS

Corporate Governance

✓	We have a majority vote standard for uncontested director elections and a director resignation policy.

✓	We have a single class share capital structure with all shareholders entitled to vote for director nominees.

✓	Our directors and senior executives are subject to stock ownership guidelines.

✓	The Board is subject to an annual performance evaluation.

✓	Mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

Additional information regarding the Company’s corporate governance practices is included in the Company’s Principles of Corporate Governance posted on the Corporate Governance page under the “Investors” menu of the Company’s website at www.tegna.com. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the Company’s compensation-related governance practices.

SHAREHOLDER ENGAGEMENT

The Company is committed to acting in the best interests of its shareholders, and views ongoing dialogue with shareholders as a critical component of the Company’s corporate governance program. As part of this commitment, the Company actively engages with its shareholders in order to fully understand their viewpoints concerning the Company, to garner feedback on areas for improvement, and to help our shareholders better understand our performance and long-term strategic plan. We believe our regular engagement with shareholders has been productive and provides an open exchange of ideas and perspectives for both the Company and its shareholders.

Company management regularly engages with many of its investors through in person and telephonic meetings throughout the year to solicit input and answer questions on a variety of topics. Company management provides the Board with regular updates regarding its shareholder outreach efforts as well as feedback received from shareholders, which helps to influence our policies and practices. In 2018, the Company strengthened its ability to engage with and respond to its shareholders when we appointed John Janedis, who previously served as managing director and senior equity research analyst for media, cable and telecom at Jefferies LLC, to serve as our senior vice president, capital markets and investor relations.

During 2018 and early in 2019, the Company actively engaged with shareholders, reaching out to shareholders representing, in the aggregate, more than 50% of our outstanding shares in order to understand their viewpoints concerning a variety of topics, including the following:

•	The Company’s strategic direction, including our growth, diversification and capital allocation strategies;

•	The media M&A environment and the Company’s acquisition strategy;

•	The Company’s position and opportunities to capitalize on the changing media landscape; and

•	Corporate governance, executive compensation and corporate responsibility matters.

The Company also has a policy that all of our directors attend our Annual Meeting of Shareholders, which presents yet another opportunity for us to engage directly with our shareholders. All of the standing directors, and those nominated for election at the time, attended the Company’s 2018 Annual Meeting of Shareholders.

For those who are unable to attend any of our investor meetings, transcripts of all management presentations are available on our website at www.tegna.com. Any shareholder who has an inquiry or meeting request is invited to contact John Janedis, Senior Vice President/Capital markets and Investor relations, at 703-873-6222.

THE BOARD’S ROLE IN RISK OVERSIGHT

Evaluating how senior leadership identifies, assesses, manages and monitors the various risks confronting the Company is one of the most important areas of the Board’s oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior leadership, considering the Company’s risks in the context of the Company’s strategic plan and operations. In addition, the Company has an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

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The Board’s Role in Risk Oversight

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility and the Company’s management team continuously identifies and manages the Company’s risks:

Responsibilities
Board

•  Primary responsibility for overseeing the Company’s risk management function and reviewing the steps management has taken to monitor and control the Company’s significant business risks, including potential financial, operational, privacy, cybersecurity, business continuity, legal and regulatory, and reputational exposures.

Individual Board Committees	• Consider and evaluate risks within its area of responsibility. • Chairs of each committee update the Board on significant risks and management’s response to those risks via periodic reports.
Audit

•  Reviews risks relating to accounting and financial controls.

•  Oversees the Company’s enterprise risk management program.

•  Reviews the steps management has taken to monitor and control risk exposures.

Leadership Development and Compensation

•  Reviews risks relating to compensation matters.

•  Coordinates with independent compensation consultant to review the Company’s executive compensation program and determine if it creates any risks which are likely to have a material adverse effect on the Company.

•  Oversees and evaluates risks associated with the development of the Company’s executives and succession planning.

Nominating and Governance	• Oversees the Company’s risks associated with its corporate governance practices.
Public Policy and Regulation	• Oversees the Company’s risk exposure associated with media, antitrust and data privacy laws, rules and regulations, and public policy and corporate social responsibility matters.
Management	• Responsible for implementing day-to-day risk management processes. • Reports to the Board and its committees on risk management matters.

With respect to risks relating to compensation matters, the Leadership Development and Compensation Committee, with the assistance of its independent compensation consultant, has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Leadership Development and Compensation Committee views the design of the Company’s annual cash and long-term equity incentives as providing an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term profitability and shareholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

CORPORATE SOCIAL RESPONSIBILITY

TEGNA is driven by our strongly-held purpose to serve the greater good of our communities. Our culture is defined by our values of inclusion, integrity, innovation, impact and results. Through impactful journalism, local community engagement, sustainability initiatives, diversity and inclusion efforts and workforce development, we believe we can drive business results while making a positive difference in our communities.

Our Board supports these efforts and has delegated the oversight of the Company’s corporate social responsibility efforts to its Public Policy and Regulation Committee. The Public Policy and Regulation Committee reviews and reports to our Board on a periodic basis on the Company’s corporate social responsibility and sustainability efforts, which include:

•

Ethics and Journalistic Integrity: Given the nature of our business, integrity is one aspect of corporate citizenship that is particularly relevant and central to what we do; we educate our journalists on proper ethical conduct and have adopted five core Principles of Ethical Journalism which guide our production and reporting of news.

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PROPOSAL 1—ELECTION OF DIRECTORS

Corporate Social Responsibility

•

Community Engagement: Each year, TEGNA stations raise funds to support numerous local causes that are making a difference in our communities, such as WHAS in Louisville and its annual Crusade for Children Telethon, and WUSA9 in Washington, DC and its “Do More 24” fundraiser, during which the station encouraged viewers to donate and help over 850 organizations across Maryland, Virginia and DC.

•

Diversity and Inclusion: We believe that maintaining a diverse workforce is critical to sustaining strong long-term financial results—we are committed to investing in diversity-related programs and initiatives and have been recognized for this commitment.

•

Environmental and Sustainability: We are focused on environmental and sustainability efforts through our own operations, and the environmental and sustainability issues our stations regularly cover that affect their communities. Our Environmental Policy Statement also helps us to maintain this focus by requiring employees to participate in achieving E&S-specific goals.

•

Workforce and Talent Development: We are dedicated to the development of our employees across the organization and creating an environment that offers professional challenges, encourages innovation and rewards results—our Executive Leadership and Mentoring programs help us accomplish this.

•

We are also committed to fund nonprofit organizations and programs that promote and celebrate the diversity of the communities we serve through the TEGNA Foundation, the corporate foundation of our Company.

¡	Through its Community Grant Program, TEGNA Foundation works with our stations to identify and help address local community needs.

¡	Other programs invest in the future of the media industry, encourage employee giving, and contribute to a variety of charitable causes.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that, other than David T. Lougee, all of our current directors are, and all directors who served during the Company’s most recently completed fiscal year were, “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

•

Employment of a director or a director’s immediate family member by a company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•

A director’s position as a director with, or the direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, a company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the permitted thresholds above; and

•

A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified in questionnaires completed by each Board member.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held five executive sessions in 2018 and will meet in executive sessions as appropriate throughout 2019.

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PROPOSAL 1—ELECTION OF DIRECTORS

Annual Board Performance Evaluation

ANNUAL BOARD PERFORMANCE EVALUATION

The Company believes in continuously improving its corporate governance practices in order to support the Company’s performance. In 2018, the Board retained an independent consultant experienced in corporate governance matters to conduct an in-depth study of the Board’s effectiveness and to assist it with the annual performance evaluation process. The consultant interviewed each director to obtain his or her assessment of the effectiveness of the Board and its committees, including identifying opportunities for the Board to enhance its effectiveness. The Board then met with the consultant to discuss the consultant’s findings and recommendations for enhancing the Board’s overall operation and effectiveness. As a result of this process, the Board implemented a number of the consultant’s recommendations.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, the appearance of impropriety, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. You may also obtain a copy of the Ethics Policy without charge by writing to: TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page under the “Investors” menu of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline staffed by an independent third party for employees and others to submit their concerns regarding violations or suspected violations of the Company’s Ethics Policy or violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-695-1704 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; RELATED TRANSACTIONS

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any material related transactions since January 1, 2018, the first day of our last fiscal year. Although no such related transactions have occurred or are anticipated, the Board will consider any other future transactions involving the Company, on the one hand, and any of its officers or directors, on the other hand, on a case-by-case basis, and any such approved transaction involving a director will be considered in assessing his or her independence.

The Company has adopted a related person transaction policy that outlines the procedures that directors not involved in the transaction will follow in connection with reviewing certain transactions involving the Company and related persons. The policy takes into account the categories of transactions that the Board has determined are not material in making determinations regarding independence and requires directors and executive officers to notify the Company’s general counsel of any potential related person transactions.

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PROPOSAL 1—ELECTION OF DIRECTORS

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints and is responsible for setting the compensation of the Company’s independent registered public accounting firm. In selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, known significant legal or regulatory proceedings related to the firm, external data on audit quality and performance, industry experience, the experience and qualifications of the lead partner, firm capabilities and audit approach, and the independence of the audit firm. The Committee reviews the firm’s qualifications on an annual basis, assessing, among other things, the quality of its service, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity and professional skepticism. In conducting this review, the Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

The Audit Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2017 and 2018, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“EY”), billed the Company the following fees and expenses:

	2017	2018
Audit Fees(1)	$3,148,180	$3,296,950
Audit-Related Fees(2)	$ 205,000	$ 210,403
Audit-Related Fees – Spin-off(2)	$1,222,634	$ 0
Audit-Related Fees - Total(2)	$1,427,634	$ 210,403
Tax Fees(3)	$ 180,000	$ 115,000
All Other Fees(4)	$ 0	$ 0
Total(5)	$4,755,814	$3,622,353
(1)

Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the Company’s consolidated financial statements and internal control over financial reporting and the review of quarterly reports on Form 10-Q.

(2)

Audit-Related Fees for 2018 principally relate to professional services rendered in connection with the audits of employee benefit plans. Audit-Related Fees for 2017 principally relate to professional services rendered in connection with the audit of the financial statements issued in connection with the spin-off of Cars.com in May 2017 (the “Cars.com Spin-off”) and audits of the employee benefit plans. All of these services were pre-approved by the Audit Committee as described below.

(3)	Tax Fees principally relate to tax planning services and advice in the U.S. All of these services were pre-approved by the Audit Committee as described below.
(4)	No services were rendered during either 2017 or 2018 that would cause EY to bill the Company amounts constituting “All Other Fees.”

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all services performed by the Company’s independent registered accounting firm periodically throughout the year and discusses such services with management and the independent registered accounting firm. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval

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PROPOSAL 1—ELECTION OF DIRECTORS

Report of the Audit Committee

authority for services provided by the Company’s independent registered accounting firm to its Chair, Bruce P. Nolop. Mr. Nolop may pre-approve up to $100,000 in services provided by the independent registered accounting firm, in the aggregate at any one time, without consultation with the full Audit Committee, provided he reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2018 audited financial statements, the Audit Committee received from EY written disclosures and a letter regarding EY’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between EY and the Company that might bear on EY’s independence, and has discussed with EY its independence. The Audit Committee considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence. EY stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with EY various matters required to be discussed by Statements on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, EY’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of EY to review and discuss the Company’s audited financial statements for the fiscal year ended December 31, 2018. Based on such review and discussion and based on the Audit Committee’s reviews and discussions with EY regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2018 fiscal year, and the Board has approved that recommendation.

The Audit Committee has engaged PricewaterhouseCoopers LLP to replace EY as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019. See “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” for more information.

Audit Committee

Bruce P. Nolop, Chair

Stuart J. Epstein

Lidia Fonseca

Scott K. McCune

15	2019 PROXY STATEMENT

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

Following a comprehensive, competitive process, on October 8, 2018, the Audit Committee of the Board of Directors approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019 and dismissed EY effective upon the conclusion of its audit of the Company’s consolidated financial statements for the year ended December 31, 2018. We believe that the appointment of PwC is in the best interests of the Company and its shareholders. Upon the recommendation of the Audit Committee, the Board of Directors is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification at the 2019 Annual Meeting.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current year.

Our By-laws do not require that the shareholders ratify the appointment of PwC as our independent registered public accounting firm. We are seeking ratification because we value our shareholders’ views on the Company’s independent registered accounting firm and believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but in its discretion may choose to retain PwC as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The reports of EY on the Company’s consolidated financial statements for the years ended December 31, 2018 and 2017 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2018 and 2017, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused them to make reference thereto in their reports. During the years ended December 31, 2018 and 2017, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

During the Company’s two most recent fiscal years ended December 31, 2017 and December 31, 2018, neither the Company nor anyone on its behalf consulted PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or on the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and neither a written report nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee believes it is important for the independent auditor to maintain its objectivity and independence. In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For lead and concurring review audit partners, the maximum number of years of service in that capacity is five years. The Audit Committee and its Chairman are involved in the process for selecting the lead audit partner.

One or more representatives of EY and PwC is expected to be present at the 2019 Annual Meeting. Each representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The approval of this Proposal 2 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2019 Annual Meeting. Your bank, broker or other intermediary may vote without your instructions on this proposal.

16	2019 PROXY STATEMENT

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Leadership Development and Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, who for the 2018 fiscal year were: David T. Lougee, President and Chief Executive Officer, Victoria D. Harker, Executive Vice President and Chief Financial Officer, Lynn Beall (Trelstad)*, Executive Vice President and Chief Operating Officer—Media Operations, and Todd A. Mayman, Executive Vice President/Chief Legal and Administrative Officer.

As previously reported, in connection with an internal corporate reorganization, the position of Executive Vice President/Chief Legal and Administrative Officer of the Company has been eliminated, resulting in the termination of employment without cause of Mr. Mayman. Effective as of January 1, 2019, Akin S. Harrison has been promoted to the position of Senior Vice President, General Counsel and Secretary, replacing Mr. Mayman in an executive officer role responsible for the Company’s legal affairs. Mr. Mayman departed from the Company in March 2019. When we discuss in this “Compensation Discussion and Analysis” our compensation objectives for our NEOs for 2019 and prospectively, we are addressing only those NEOs who are continuing to serve as executive officers: Mr. Lougee, Ms. Harker and Ms. Beall, unless otherwise noted.

Executive Summary

This Executive Summary will provide an overview of the following key areas: Performance Highlights, Pay for Performance, Leadership Development and Compensation Committee Responsibilities, Guiding Principles, Compensation-Related Governance Practices and Say on Pay.

PERFORMANCE HIGHLIGHTS

TEGNA ACHIEVED STRONG FINANCIAL RESULTS IN 2018.

Operating Revenues $2.2 BILLION	Adjusted EBITDA $781 MILLION	Free Cash Flow $469 MILLION	Political Revenues $234 MILLION

Highlights of the Company’s 2018 performance included:

Acquisitions. In February 2018, we completed the acquisition of KFMB-TV, the market-leading CBS affiliate in San Diego, CA, KFMB-D2 (CW channel) and radio broadcast stations KFMB-AM and KFMB-FM, building on our proven track record of acquiring attractive broadcast assets.

Revenues. Total revenues of the Company were $2.2 billion, up 16% year-over-year.

Political Revenues. Full-year political revenues of the Company were a record $234 million.

Strong subscription revenue growth. The Company’s subscription revenue grew 17% for the year.

Adjusted EBITDA. The Company’s Adjusted EBITDA totaled $781 million (representing net income from continuing operations before income taxes, interest expense, equity income, other non-operating items, special items, depreciation and amortization).

Non-GAAP EPS. The Company’s non-GAAP earnings per diluted share from continuing operations were $1.83 per diluted share.

Strong free cash flow. The Company generated $469 million in free cash flow (representing “Net cash flow from operating activities,” as reported on the Company’s statement of cash flows, reduced by “Purchase of property and equipment” and increased by “Reimbursement from spectrum repacking”).

*	“Beall” is Ms. Trelstad’s maiden name and the name she uses for business purposes. “Trelstad” is her married and legal name. Ms. Trelstad is referred to throughout this Proxy Statement as Ms. Beall.

17	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Executive Summary

Reconciliations of the following non-GAAP financial measures to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2019: adjusted EBITDA—page 25; non-GAAP earnings per share—page 24; and free cash flow—page 25.

PAY FOR PERFORMANCE

The Committee supports compensation policies that place a heavy emphasis on pay for performance. Having our NEOs receive a higher proportion of their long-term awards as performance shares that may be earned, if at all, based on the Company’s achievement of performance goals established by the Committee rather than restricted stock units (which are service-based) strengthens the pay for performance aspect of the Company’s long-term incentive program. The percentage of NEO annual equity awards granted on March 1, 2018 (based on award value) that were performance-based were 65% for our CEO and 55% for each of the other NEOs.

60% OF OUR CEO’S 2018 TARGET PAY WAS PERFORMANCE-BASED

President and CEO Target Pay Mix

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE RESPONSIBILITIES

The Committee oversees the Company’s executive compensation program and is responsible for:

•	Evaluating and approving the Company’s executive compensation plans, principles and programs;

•	Administering the Company’s equity incentive plans and granting bonuses and equity awards to our senior executives;
•	Reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives; and

•	Reviewing risks relating to the Company’s executive compensation plans, principles and programs.

The Committee also regularly reviews other components of executive compensation, including benefits, perquisites and post-termination pay.

18	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Executive Summary

GUIDING PRINCIPLES

In making its NEO compensation decisions, the Committee is guided by the following principles:

•	Pay for performance—Compensation should place a heavy emphasis on pay for performance and substantial portions of total compensation should be “at risk.” Bonuses should reflect individual and Company performance during the past year and can vary significantly in amount from year to year. In contrast, long-term equity awards are forward-looking and designed primarily to reward future service and performance rather than past performance. As such, the value of equity award opportunities will tend to vary less from year to year.

•	Attract, retain and motivate—We are committed to attracting and retaining superior executive talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•	Fairness—Compensation should be fair to both executives and shareholders, externally competitive, and designed to align the interests of our executives with those of our shareholders.

•	Pay competitively—We provide compensation opportunities generally in line with those of executives holding similar positions at peer and comparable companies.

•	Promote stock ownership—As a key part of our shareholder alignment efforts, we expect each of our senior executives to acquire and maintain a meaningful level of investment in Company common stock. Levels of senior executive stock ownership are regularly reviewed by the Committee and approved by the full Board. Our senior executives are expected to increase their stock ownership until they reach a minimum guideline equal to a multiple of their annual base salary and to maintain such minimum guideline after it has been reached.

The following table reflects the minimum stock ownership guideline for each continuing NEO. All of these NEOs have met or are on track to meet their minimum ownership guideline.

NAME	MINIMUM GUIDELINE MULTIPLE OF BASE SALARY
MR. LOUGEE	5X
MS. HARKER	3X
MS. BEALL	2X

The minimum guideline is 1X base salary for other key senior executives of the Company. The Company’s stock ownership guidelines require that executives hold all after-tax shares they receive from the Company as compensation until they have met the stock ownership guidelines detailed above and if they subsequently fall below such guideline.

COMPENSATION-RELATED GOVERNANCE PRACTICES

The Board’s commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by the Committee. The Company’s compensation-related governance practices and policies of note include the following:

✓	Performance-based pay. The majority of the compensation we provided to our NEOs is performance-based.

✓	Outcome alignment. Each year we review the Company’s compensation and financial performance against internal budgets, financial results from prior years and Peer Group market data to make sure that executive compensation outcomes are aligned with the absolute and relative performance of the Company.

✓	Clawback. We have a recoupment policy which provides:

•	That fraud or intentional misconduct by any employee that results in an accounting restatement due to material non-compliance with the securities laws would trigger a recoupment of certain incentive compensation from the responsible employee, as determined by the Committee; and
•	That the Committee may recoup up to 3 years of an employee’s incentive compensation if that employee’s gross negligence or intentional misconduct caused the Company material harm (financial, competitive, reputational or otherwise).

✓	All new change-in-control arrangements are double trigger without excise tax gross-ups. Severance for executives who became eligible to participate in a change in control severance plan after April 15, 2010 is double trigger and those executives are not eligible for an excise tax gross-up.

✓	Double-trigger equity vesting upon a change in control. A change in control of the Company will only accelerate full vesting of equity awards granted to executives after 2015 if the awards are not continued or assumed in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

19	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Executive Summary

✓	No income tax gross-ups. We do not offer income tax gross-ups except in our relocation program.

✓	Good stock option practices. We have never repriced, replaced, backdated or springloaded stock options nor granted stock options with a reload feature, nor does the Company loan funds to employees to enable them to exercise stock options.

✓	Anti-hedging. We maintain a policy that prohibits the Company’s employees and directors from hedging or short-selling the Company’s shares.
✓	Anti-pledging. We maintain a policy that prohibits the Company’s executive officers and directors from pledging the Company’s shares.

✓	Risk evaluation. We regularly evaluate the risks associated with the Company’s executive compensation plans and programs and consider the potential relationship between compensation and risk taking.

✓	No unearned dividends. We do not pay dividends or dividend equivalents on unearned performance shares or unpaid restricted stock unit awards granted to employees.

✓	No cash buyouts. We prohibit cash buyouts of underwater stock options without shareholder approval.

SAY ON PAY

93% OF OUR SHAREHOLDERS SUPPORTED OUR EXECUTIVE COMPENSATION PROGRAM AT THE 2018 ANNUAL MEETING

At last year’s annual meeting of shareholders, approximately 93% of the votes cast were in favor of the Company’s Say on Pay proposal, indicating strong support for the Company’s executive compensation program, including the long-term incentive program described in the Company’s 2018 Proxy Statement. The Committee will continue to consider the outcome of the Company’s Say on Pay votes when making future NEO compensation decisions.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM

Key Components of Annual Compensation Decisions

The Company has designed an executive compensation program that is currently comprised of several components, as more fully discussed in the pages that follow. The key components of the Company’s annual compensation decisions are described in the following table.

	COMPONENT	DESCRIPTION	PERFORMANCE CONSIDERATIONS	PAY OBJECTIVE
Short Term Cash Compensation	BASE SALARY	Pay for service in executive role.	Based on the nature and responsibility of the position, achievement of key performance indicators, internal pay equity among positions and competitive market data.	Attraction and retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	ANNUAL BONUS	Short-term program providing NEOs with an annual cash bonus payment.	Based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of key performance indicators.	Reward performance in attaining individual and Company performance goals.
Long-Term Equity Incentives	PERFORMANCE SHARES

Long-term program through which participants are given an opportunity to earn shares of Company common stock based upon how the Company’s Adjusted EBITDA and Free Cash Flow as a % of Revenue over a two-year performance period compare to targets set by the Committee.

			Based on the achievement of the Company’s financial and strategic goals.	Align the interests of executives with those of shareholders, foster stock ownership and promote retention.
	RESTRICTED STOCK UNITS (RSUs)	Long-term program providing for delivery of shares of common stock upon continued employment.	Based on the achievement of the Company’s financial and strategic goals and the creation of shareholder value.	Retain executives, foster stock ownership and align their interests with those of shareholders.

20	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

HOW THE COMMITTEE DETERMINES NEO COMPENSATION

The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, input from the Committee’s independent compensation consultant, market data, management’s and the Committee’s assessment of the NEO, achievement of key performance indicators, the Company’s performance and progress towards achievement of its strategic plan and the challenges confronting our business.

The Committee does not focus on any one particular objective, formula or financial metric, but rather on what it considers to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described in the Executive Summary of this Compensation Discussion and Analysis.

Key Performance Indicators

The Committee assesses the degree and extent of achievement of key performance indicators (KPIs) as a principal tool for making NEO compensation decisions. KPIs, set annually for each of our executive officers, consist of individually designed qualitative and quantitative goals organized in three areas:

•

Profit and Revenue Goals, which include, as appropriate, revenue, adjusted EBITDA, operating income, free cash flow, digital revenue and other financial goals for the Company and the respective businesses and/or functions over which each NEO has operational or overall responsibility;

•

People Goals, intended to help the Committee measure the NEO’s contributions through, as appropriate, measures of leadership, achievement of diversity initiatives, First Amendment activities, and other significant qualitative objectives such as promoting an ethical Company work environment and diverse workforce and maintaining our reputation as a good corporate citizen of the communities in which we do business; and

•	Product Goals, which include specific areas in which the NEO is asked to innovate and collaborate to adopt and implement new products and programs in support of the strategic plan.

Each NEO’s KPIs include multiple items in each of the three areas. The KPIs are intended to be challenging but realistic, with a high degree of difficulty in achieving all of the goals set for each NEO. Accordingly, the Committee’s assessment of NEO performance versus KPIs is holistic, with no particular weighting ascribed to achievement of any particular item in any area.

While the Committee takes into consideration the degree of achievement of each NEO’s KPIs and the Company performance goals and financial measures set forth above in making compensation decisions, the Committee exercises its business judgment, in its sole discretion, to set NEO compensation.

Comparative Market Data

To assist the Committee in making decisions affecting NEO compensation opportunities, Company management provided it with a report regarding, among other things, executive compensation data, which the Committee reviewed and used in its year-end compensation decisions. The report included data from the Willis Towers Watson Media Compensation Survey, the Willis Towers Watson General Industry Executive Compensation Survey, the Croner Digital Content and Technology Survey and data from Equilar, a source of detailed executive compensation information (collectively, “Comparative Market Data”).

Through use of this data, the Committee compares NEO salaries, bonus opportunities and equity compensation opportunities to those of companies in the media sector and other companies with comparable revenues to confirm that the elements of our compensation program and the range of amounts we pay our executives for each element are appropriate in that context. The Committee does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

BASE SALARY

We pay our NEOs base salaries to compensate them for service in their executive role. Salaries for NEOs take into account:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

•	internal pay equity among positions; and

•	Comparative Market Data as described above, which supported the conclusion that our NEOs’ base salaries were broadly in line with the market.

21	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Based on these factors, the Committee set 2018 NEO base salaries at the same level as were implemented following the completion of the Cars.com Spin-off, as follows:

EXECUTIVE	2018 BASE SALARY
Mr. Lougee	$950,000
Ms. Harker	$700,000
Ms. Beall	$575,000
Mr. Mayman	$610,000

ANNUAL BONUSES

ANNUAL BONUS OPPORTUNITY

Our NEOs participate in an annual bonus program. Bonuses are short term compensation designed to reflect the individual NEO’s contribution to overall Company results and attainment of strategic business objectives during the year. Annual bonuses therefore can vary in amount from year to year.

In early 2018, the Committee, in consultation with its independent compensation consultant, considered amounts for bonus opportunity developed by our President and CEO and Senior Vice President/Chief Human Resources Officer. These amounts are calculated by multiplying the NEO’s base salary by a target percentage which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data, which indicated the bonus guideline amounts were generally in line with the market.

Based on these factors, the Committee approved the following 2018 bonus guideline opportunities for our NEOs:

EXECUTIVE	BASE SALARY	TARGET PERCENTAGE OF BASE SALARY	BONUS GUIDELINE AMOUNT
Mr. Lougee	$950,000	110%	$1,045,000
Ms. Harker	$700,000	100%	$700,000
Ms. Beall	$575,000	100%	$575,000
Mr. Mayman	$610,000	70%	$427,000

ANNUAL BONUS PAYOUT FOR 2018

The extent to which a bonus is earned by an NEO is determined by the Committee, informed by attainment of the Company’s annual financial and qualitative performance goals, individual contributions made by the NEO during the year and each NEO’s KPIs set at the beginning of the year.

In addition to assessing individual KPI achievement, the Committee also considers the financial performance of the Company across a variety of financial measures which, for 2018, included total revenues, operating income, net income, earnings per share, Adjusted EBITDA, EBITDA margins, subscription revenue and free cash flow as a percentage of revenue. The Committee selected these financial measures for 2018 because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success as a pure-play media company.

In assessing Company achievement of these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and financial results from prior years and takes into account the Company’s financial performance relative to its peer companies, as well as industry and market conditions. Finally, the Committee evaluates the performance of our executives and the roles played by each of them in achieving critically important strategic transactions.

22	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

In reaching its 2018 bonus decisions, the Committee considered the role of the management team in contributing to the Company’s progress in creating shareholder value and the achievement of the operational and financial results described in the “Executive Summary” above; and the following contributions made by each NEO versus his or her KPIs during the year:

David T. Lougee, President and Chief Executive Officer

2018 Performance Highlights and Key Accomplishments:

During 2018, Mr. Lougee’s first full year as CEO, he led the Company to record financial results, continued to execute on strategic acquisitions, drove the successful negotiation of network affiliate and retransmission agreements, restructured and downsized the Company’s corporate organization, and continued to refine the Company’s investment thesis. Mr. Lougee’s annual bonus for 2018 reflected these accomplishments as well as the Committee’s assessment of the performance of his duties and his achievement of the following KPIs:

Profit and Revenue Goals

•  Increased total revenues 16% to $2.2 billion, a record for the Company.

•  Record full year political revenue of $234 million.

•  Achieved adjusted EBITDA* of $781 million for the year.

•  Continued to manage ongoing operational efficiencies and expense savings.

People Goals

•  Continued to advance the Board’s understanding of our long-term strategy and the most critical aspects of the media business.

•  Completed the restructuring of the Corporate staff into a more efficient organization reflective of the Company’s strategic needs operating as a single business unit.

•  Continued to drive the cultural changes necessary to become the leading local broadcast company for employees, consumers and customers.

•  Continued to champion the need for a more diverse employee base reflecting the markets in which our television stations operate and to launch initiatives to promote TEGNA as a great place to work.

Product Goals

•  Along with Ms. Beall, successfully led the Company’s efforts to extend the Company’s ABC affiliation agreement and retransmission agreements with DISH and Verizon.

•  Under Mr. Lougee’s leadership, the Company continued to pursue its organic growth strategy by:

✓  Continuing the Company’s commitment to high quality, differentiated journalism through the addition of a second episodic, investigative digital team in 2018, leading to a major investigation that was the Company’s most viewed single story during the year;

✓  Growing the viewership of the innovative, multi-platform program “Daily Blast LIVE,” a 30-minute news and entertainment show that focuses on content that is always live and crowdsourced in real time from viewers through social media engagement; and

✓  Continuing to transform local news through dedicated content innovation, the build-out of a central content team and a digital-first approach that integrates traditional and digital news content.

•  Led our efforts to communicate and pursue a plan to grow our media business through strategic acquisitions and investments and positioned the Company to capitalize on anticipated regulatory reforms.

•  Drove the KFMB acquisition, which closed in February 2018, and the negotiation of the transactions announced in August 2018 in which we acquired (on January 2, 2019) television stations WTOL-TV, the CBS affiliated station in Toledo, Ohio, and KWES-TV, the NBC affiliated station in Midland, Texas. Through these transactions, we added three strong stations to our portfolio of big four affiliates.

•  Along with Ms. Harker, continued to refine the Company’s investor relations approach and tailored our messaging through a clearly articulated investment thesis that incorporated the regulatory context and the Company’s points of differentiation.

*

Reconciliation of the following non-GAAP financial measure to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2019: adjusted EBITDA—page 25.

23	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Victoria D. Harker, Executive Vice President and Chief Financial Officer

2018 Performance Highlights and Key Accomplishments:

Ms. Harker delivered a strong performance in 2018 during which she and her finance team supported many new initiatives, assisted in the negotiation of retransmission and OTT agreements and identified new areas of investment opportunity. Her annual bonus for 2018 reflected the Committee’s assessment of her performance, including her achievement of the following KPIs:

Profit and Revenue Goals

•  Supported the achievement of the Company’s 2018 financial results. Enhanced our capital structure and led a variety of cost control programs and initiatives, resulting in the reduction of our effective tax rate, and significant expense savings that benefited 2018 results.

People Goals	• Achieved employee development and diversity hiring goals, while continuing to streamline the finance function.
Product Goals

•  With Mr. Lougee, continued to refine the Company’s investor relations approach and tailored our messaging in response to feedback received from investors.

•  Achieved KPIs relating to investor outreach and outsourcing initiatives, completed an ERP implementation assessment and restructured the payroll function, while also overseeing the successful implementation of two new major accounting standards.

Lynn Beall, Executive Vice President and Chief Operating Officer—Media Operations

2018 Performance Highlights and Key Accomplishments:

In 2018, Ms. Beall continued to demonstrate leadership in overseeing one of the most geographically diverse broadcast groups in the United States as she completed her first full year as Chief Operating Officer for the Company’s Media Operations. Ms. Beall’s annual bonus for 2018 reflected the Committee’s assessment of her performance including her achievement of the following KPIs:

Profit and Revenue Goals	• Drove the Company’s Media revenue, including record political revenue, and net income for TEGNA’s media properties.
People Goals

•  Recruited, developed and retained station general managers; fostered greater gender, racial and ethnic diversity so our employee base more closely reflects the communities in which we operate; and realigned our digital operations by clarifying roles, responsibilities for content and sales across the streamlined Media staff.

Product Goals

•  Along with Mr. Lougee, successfully led the Company’s efforts to extend the Company’s ABC affiliation agreement and retransmission agreements with DISH and Verizon.

•  Managed a team that advanced content transformation across the Company as it became more ingrained throughout the organization; refined and standardized several processes relating to content transformation; and continued to foster an environment where exceptional journalism is a top priority.

Todd A. Mayman, Former Executive Vice President/Chief Legal and Administrative Officer

2018 Performance Highlights and Key Accomplishments:

In 2018, Mr. Mayman continued the effective management of the law department and various administrative functions. Mr. Mayman led significant headquarters-related real estate projects, including our relocation to a new corporate headquarters and the buildout of a new studio for our Houston TV station, each of which was completed in early 2019. Mr. Mayman’s annual bonus for 2018 reflected the Committee’s assessment of his performance, including his achievement of the following KPIs:

Profit and Revenue Goals	• Successfully managed the legal department’s budget, enabling it to achieve its internal department and Company-wide outside counsel fee budget for the year.
People Goals

•  Achieved goals relating to his development and succession planning efforts, successfully grooming and transitioning his successor to fill the role of general counsel. In addition, he restructured the Company’s legal and labor relations functions.

Product Goals	• Facilitated training and compliance programming; led significant real-estate related projects; and continued to partner with internal clients to help them achieve their business goals.

24	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

The Committee, exercising its business judgment, in its sole discretion, and informed by the foregoing individual and Company performance factors, awarded 2018 annual bonuses to our NEOs as follows:

EXECUTIVE	BONUS
Mr. Lougee	$1,000,000
Ms. Harker	$690,000
Ms. Beall	$550,000
Mr. Mayman	$427,000

LONG-TERM INCENTIVES

In 2017, upon becoming a pure-play broadcasting company following the Cars.com Spin-off and the sale of CareerBuilder, the Committee, with the assistance of Meridian and Company management, engaged in a seven-month review of the Company’s long-term incentive program (the “LTI Program”). The purpose of the review was to assess the design, structure and competitiveness of the LTI Program, including to (1) evaluate whether the LTI Program continued to create appropriate incentives to motivate long-term financial and operational performance in line with our business strategy, (2) address the significant amount of M&A activity that had taken place in the media industry which had created challenges in creating a meaningful total shareholder return (“TSR”) peer group for the Company of other “pure play” broadcasters, and (3) determine whether the LTI Program was competitive with the programs of the Company’s peer group. (For additional information regarding such M&A activity, see “Impact of Certain Transactions on Performance Share Awards Involving 2016-2018 TSR Peer Group Members.”) Company management, on behalf of the Committee, also solicited input from the Company’s shareholders regarding the changes to the LTI Program it was considering.

Following this review, during which the Company received positive shareholder feedback regarding its proposed changes to the LTI Program, the Committee decided to continue the use of RSUs in the LTI Program, but determined that it was in the best interests of the Company’s shareholders and employees to modify the Company’s Performance Share awards as follows:

•	Discontinue the use of relative total shareholder return of the Company versus a TSR peer group as the performance metric against which payouts were determined;

•

Adopt and implement two new objective performance metrics, the Company’s Adjusted EBITDA (with a 2/3 weighting) and Free Cash Flow as a Percentage of Revenue (with a 1/3 weighting), that the Committee considered the most important measures of the Company’s success in managing its business as a pure play broadcasting company; and

•	Replace the 3-year performance and vesting period of the Performance Share awards with a 2-year performance cycle and a 3-year vesting service period.

The Committee chose a 2-year performance cycle for the Performance Shares in order to address the significant cyclical revenue increase the Company experiences in even-numbered years due to (1) political spending during mid-term and presidential election years as a result of the Company’s strong political footprint, and (2) the summer and winter Olympic games, resulting from the Company being the largest group owner of stations affiliated with NBC, which broadcasts the Olympic games.

Performance Shares—2018 Awards

Under the revised Performance Share program, on March 1, 2018, senior executives received grants of Performance Shares representing the right to receive shares of Company common stock at the end of a three-year service period ending February 28, 2021 (the 2018 Performance Share grant) if and to the extent certain performance goals are satisfied during a two-year performance cycle ending December 31, 2019 (the 2018-2019 performance cycle). Under the revised Performance Share program, grants are made, and a new two-year performance cycle begins each year. At the end of each two-year performance cycle, the number of shares of Company common stock earned will be determined based upon the Company’s level of achievement versus the financial performance target or targets set by the Committee for that cycle. Any earned shares of Company common stock will not be distributed to executives until

25	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

after the completion of the three-year service period. If the Company fails to meet threshold performance against a financial performance metric at the end of any performance cycle, no Performance Shares will be earned and no payout of shares of Company common stock will be made with respect to that financial performance metric.

For the 2018 Performance Share grants, the Committee adopted two financial performance metrics that will be measured over the 2018-19 performance cycle, as follows:

PERFORMANCE METRIC	WEIGHTING	DESCRIPTION
Adjusted EBITDA	2/3	Compares, in percentage form, the sum of the actual Adjusted EBITDA generated by the Company in each of 2018 and 2019 to the sum of the target budgeted amounts of Adjusted EBITDA set by the Board in connection with its annual budgeting processes for each of 2018 and 2019.
Free Cash Flow as a Percentage of Revenue	1/3	Compares, in percentage form, (1) the aggregate amount of Free Cash Flow generated by the Company in 2018 and 2019 measured as a percentage of the aggregate total Company revenues generated by the Company in 2018 and 2019, to (2) the weighted average of the targeted level of Free Cash Flow as a percentage of total Company revenues set by the Board in connection with its annual budgeting processes for each of 2018 and 2019.

For purposes of the 2018 Performance Share grants:

•

“Adjusted EBITDA” means net income from continuing operations before (1) interest expense, (2) income taxes, (3) equity income (losses) in unconsolidated investments, net, (4) other non-operating items, (5) severance expense, (6) facility consolidation charges, (7) impairment charges, (8) depreciation, (9) amortization, and (10) expense related to performance share long-term incentive awards. Net income from continuing operations may be further adjusted to exclude unusual or non-recurring charges or credits to the extent and in the amount such items are separately reported or discussed in the financial statements and notes thereto or in management’s discussion and analysis of the financial statements in a periodic report filed by the Company under the Securities Exchange Act of 1934, as amended.

•

“Free Cash Flow” means “net cash flow from operating activities” less “purchase of property and equipment”, each as reported in the Company’s consolidated statements of cash flows, and adjusted to exclude (1) voluntary pension contributions, (2) capital expenditures required either by government regulators or due to natural disasters offset by any reimbursements of such expenditures (e.g., from the US Government or an insurance company), and (3) the same adjustments made to Adjusted EBITDA, other than income taxes and interest to the extent of their impact on Free Cash Flow.

The following table illustrates the ranges of potential payouts based on threshold, target and maximum performance levels for each financial performance metric adopted by the Committee for the 2018-19 performance cycle:

	Actual versus Target	Applicable Payout Percentage*
Below Threshold (80%)	<80%	0
Threshold	80%	65%
Target	100%	100%
Maximum	110%	200%
Above Maximum	>110%	200%
*	The Applicable Payout Percentage is calculated using straight line interpolation for points between Threshold and Target and for points between Target and Maximum.

The Company does not publicly disclose its expectations of how it will perform on a prospective basis in future periods or specific long-term incentive plan targets applicable under its compensation programs due to potential competitive harm. The target performance goals for Adjusted EBITDA and Free Cash Flow for the 2018-2019 performance cycle are designed to be appropriately challenging based on internal forecasts and the Company’s historical results, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount.

With certain exceptions for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control of the Company, Performance Shares generally vest on the expiration of the three-year vesting service period only if the executive continues to be employed by the Company through the last day of the vesting service period.

26	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Following the end of the vesting service period, each executive who has earned Performance Shares will receive the number of shares of Company common stock that the executive has earned, less withholding taxes. Dividends are not paid or accrued on Performance Shares.

A change in control of the Company will accelerate full vesting of the 2018 Performance Share grants only if the grants are not continued or assumed (e.g., the grants are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the executive has a qualifying termination of employment within two years following the date of the change in control. In the event of a change in control occurring prior to the expiration of the applicable performance period, the executive will receive the target number of Performance Shares set forth in the executive award agreement for that Performance Share grant. In the event of a change in control occurring after the expiration of the applicable performance period but prior to the expiration of the applicable vesting service period, the executive will receive the number of Performance Shares earned during the applicable performance cycle.

Performance Shares—2017 and 2016 Awards

Prior to February 2018, the Company granted Performance Shares with payouts determined based on the Company’s total shareholder return measured relative to a peer group of media companies (TSR Peer Group) over a three-year period beginning on the grant date (the Incentive Period).

For each grant of pre-2018 Performance Shares, the Company’s TSR over the applicable Incentive Period is ranked against the TSR of each company in the TSR Peer Group, selected for that Incentive Period by the Committee, with assistance from its independent compensation consultant, of media and digital companies based on the similarity of their businesses and operations to those of the Company at the time of the awards . (In anticipation of the Cars.com Spin-off and the potential sale of CareerBuilder, the Committee selected a 2017-2019 TSR Peer Group consisting solely of media companies.)

The Company’s TSR Peer Groups for the 2017-2019 and 2016-2018 Incentive Periods impacting the compensation that may be realized by the NEOs are as follows:

2017 – 2019 TSR Peer Group

CBS Corp.	Gray Television, Inc.	Sinclair Broadcast Group, Inc.
Discovery Communications Inc.	Meredith Corp.	Tribune Media Co.
E.W. Scripps	Nexstar Broadcasting Group, Inc.	Twenty-First Century Fox, Inc.
Graham Holdings Co.	Scripps Networks Interactive (through March 6, 2018, when it was acquired by Discovery Communications Inc.)

2016 – 2018 TSR Peer Group

Altaba Inc. (formerly Yahoo, Inc.)	Gray Television, Inc.	Meredith Corp.
Angie’s List, Inc.	Groupon, Inc.	Monster Worldwide Inc.
CBS Corp.	Harte Hanks, Inc.	Nexstar Broadcasting Group, Inc.
Constant Contact, Inc.	IAC/Interactive Corp.	Sinclair Broadcast Group, Inc.
Discovery Communications Inc.	LinkedIn Corporation	Tribune Media Co.
E.W. Scripps	Media General, Inc.	Yelp, Inc.

For additional information regarding the Company’s TSR Peer Groups, see “Impact of Certain Transactions on Performance Share Awards Involving 2016-2018 TSR Peer Group Members” on page 29 of this Proxy Statement.

For purposes of the pre-2018 Performance Share awards, a company’s TSR generally equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the business day preceding the first day of the Incentive Period.

For each Incentive Period, the Committee calculates the number of Performance Shares earned by multiplying the target number of Performance Shares (as specified in the executive’s award agreement) by a percentage based upon the Company’s 3-year TSR performance ranked against the TSR performance of the TSR Peer Group.

27	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

The percentages for each Incentive Period are set forth on the following table, with percentiles between the thresholds determined by straight line interpolation:

3 YEAR TSR VS. PEER GROUP COMPANIES	RESULTING SHARES EARNED (% OF TARGET)
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0%

Relative TSR performance is measured at the end of each of the last four quarters in the Incentive Period and a hypothetical payout is calculated. The average results of these payouts are used to calculate the actual number of Performance Shares that an executive earns, so that the calculation does not solely rely upon the Company’s stock price on the first day and the last day of the Incentive Period.

Similar to the 2018 Performance Shares grants, with certain exceptions for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control, pre-2018 Performance Shares generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period.

After the end of the Incentive Period, each participating executive will receive the number of shares of Company common stock that the executive has earned, less withholding taxes. Dividends are not paid or accrued on Performance Shares.

Also as with the 2018 Performance Share grants, a change in control of the Company will only accelerate full vesting of the pre-2018 Performance Share awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control. In the event of a change in control, an executive will be entitled to receive a number of Performance Shares based on the Company’s TSR relative to the TSR of each company in its TSR Peer Group for the applicable Incentive Period on the date of the change in control, unless the change in control occurs during the first 12 months of an Incentive Period, in which case the executive will receive the target number of Performance Shares set forth in the executive award agreement for that Performance Share grant.

The Performance Share awards have additional rules that will affect calculations in the event a TSR Peer Group company is acquired, enters into a definitive agreement to be acquired or becomes involved in bankruptcy proceedings during the Incentive Period.

•

For Performance Shares awards granted for the 2016-2018 Incentive Period or the 2017-2019 Incentive Period, (i) a TSR Peer Group company that enters into or becomes subject to a definitive agreement to be acquired on or before the last day of the second year of the Incentive Period will be excluded from all calculations; provided that if such agreement is rescinded, revoked or abandoned before the end of Year 2 of the Incentive Period and no new agreement is entered into by the end of Year 2, the TSR Peer Group company will be taken into account unless it is subject to another rule set forth below, (ii) a TSR Peer Group company that is subject to a public announcement of a takeover attempt or enters into a definitive agreement to be acquired during Year 3 will have its TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the takeover attempt or definitive agreement, and (iii) notwithstanding the foregoing, if at any time during the Incentive Period, a TSR Peer Group company enters into a definitive agreement to be acquired by the Company, the TSR Peer Group company will be excluded from all calculations.

•

If a TSR Peer Group company is involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period, it will remain in the group at a negative 100% TSR.

28	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the Incentive Period is equal to the closing price of a share of Company common stock on the last trading day prior to that date. The price of the Company’s shares of common stock on the first day of each Incentive Period is as follows:

INCENTIVE PERIOD	PRICE OF SHARES ON THE FIRST DAY OF INCENTIVE PERIOD
2016-2018	25.52
2017-2019	13.49*
*	This reflects the price adjusted as a consequence of the Cars.com Spin-off.

Impact of Certain Transactions on Performance Share Awards Involving 2016-2018 TSR Peer Group Members

Angie’s List: On May 1, 2017, Angie’s List Inc. entered into a definitive agreement to be acquired by IAC/InterActiveCorp. As a result of Angie’s List entering into this agreement prior to the last day of the second year of the 2016-2018 Incentive period, Angie’s List was excluded from the Company’s TSR Peer Group companies for the 2016-2018 Incentive Period.

Constant Contact: On October 30, 2015, Constant Contact, Inc. entered into a definitive agreement to be acquired by Endurance International. As a result of Constant Contact, Inc. entering into this agreement prior to the last day of the second year of the 2016-2018 Incentive Period, Constant Contact was excluded from the Company’s TSR Peer Group companies for the 2016-2018 Incentive Period.

LinkedIn Corp.: On June 13, 2016, LinkedIn Corp. entered into a definitive agreement to be acquired by Microsoft Corporation. As a result of LinkedIn Corp. entering into this agreement during Year 1 of the 2016-2018 Incentive Period, LinkedIn Corp. was excluded from the Company’s TSR Peer Group companies for the 2016-2018 Incentive Period.

Media General, Inc.: On January 27, 2016, Media General, Inc. entered into a definitive agreement to be acquired by Nexstar Broadcasting Group, Inc. As a result of Media General, Inc. entering into this agreement during Year 1 of the 2016-2018 Incentive Period, Media General, Inc. was excluded from the Company’s TSR Peer Group companies for the 2016-2018 Incentive Period.

Monster Worldwide Inc.: On August 9, 2016, Monster Worldwide Inc. entered into a definitive agreement to be acquired by Randstad Holding nv. As a result of Monster Worldwide Inc. entering into this agreement during Year 1 of the 2016-2018 Incentive Period, Monster Worldwide Inc. was excluded from the Company’s TSR Peer Group companies for the 2016-2018 Incentive Period.

Tribune Media Co.: On May 8, 2017, Tribune Media Co. entered into a definitive agreement to be acquired by Sinclair Broadcast Group, Inc., which agreement was terminated on August 9, 2018. As a result of Tribune Media Co. entering into this agreement during Year 2 of the 2016-2018 Incentive period and the termination of the agreement did not take place until Year 3 of the 2016-2018 Incentive Period, Tribune Media Co. was excluded from the Company’s TSR Peer Group companies for the 2016-2018 Incentive Period.

2016-2018 TSR Performance

Executives received 14% of the target number of shares of Company common stock granted to them in connection with their 2016-2018 Performance Share awards. This payout is consistent with the Company’s pay for performance philosophy as it reflected the lagging performance of the combined Company/Cars.com TSR compared to the TSR of the 2016-2018 TSR Peer Group companies during the 2016-2018 Incentive Period. The shares were paid to the executives on January 25, 2019.

RSUs

An RSU generally represents the right to receive a share of Company stock at a specified date, provided certain service requirements are satisfied. The Company grants RSUs with four-year terms to help retain our executives over an extended period of time. The four-year term is longer than the three-year term often used by companies for RSU grants.

RSUs granted in 2015 and 2016 generally vest in four equal annual installments with vested shares being delivered to the executive upon the earliest to occur of (1) the executive’s termination of employment, and (2) four years after the grant date. A prorated portion of the RSUs also vest and are paid upon retirement, disability or death. These RSUs fully vest and are paid upon a change-in-control of the Company, except that for RSUs granted in 2016 a change in control of the Company will only accelerate full vesting and payment if the RSUs are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change-in-control or the recipient has a qualifying termination of employment within two years following the date of the change-in-control.

29	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

RSUs granted in 2017 and 2018 generally vest and are paid in four annual installments. Executives are also entitled to receive a prorated portion of their RSUs upon retirement, disability or death. A change-in-control of the Company will only accelerate full vesting and payment of these RSUs if the RSUs are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change-in-control or the recipient has a qualifying termination of employment within two years following the date of the change-in-control.

Long-Term Equity Awards under the 2018 LTI Program

For the March 1, 2018 grants, the Committee considered the total long-term equity award target values developed by our President and CEO and Senior Vice President/Chief Human Resources Officer. These target values were calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which showed that the target values recommended by management were generally consistent with the market.

Based on these factors the Committee approved the following total long-term equity award target values for our NEOS:

EXECUTIVE	2017 BASE SALARY	LONG TERM- AWARD TARGET PERCENTAGE	TOTAL LONG- TERM AWARD TARGET VALUE
Mr. Lougee	$950,000	275%	$2,612,500
Ms. Harker	$700,000	200%	$1,400,000
Ms. Beall	$575,000	150%	$862,500
Mr. Mayman	$610,000	140%	$854,000

Using these long-term equity award target value recommendations as a guideline, the Committee approved 2018 total long-term award values for each of our NEOs in February 2018 as shown in the table below. The Committee determined that these long-term equity award values were appropriate given the individual performance of each NEO against his or her KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress towards the goals of its strategic plan.

EXECUTIVE	TOTAL LONG- TERM AWARD VALUE
Mr. Lougee	$2,750,000
Ms. Harker	$1,400,000
Ms. Beall	$862,500
Mr. Mayman	$854,000

On March 1, 2018, the first day of the Incentive Period, the long-term equity award value for each NEO was translated into a target award of Performance Shares and an award of RSUs based upon the Company’s closing stock price on February 28, 2018 (taking into account that dividends would not be paid on the Performance Shares or RSUs during the respective vesting periods), as follows:

EXECUTIVE	PERFORMANCE SHARES (TARGET #)	RSUs
Mr. Lougee	148,340	78,958
Ms. Harker	63,900	51,682
Ms. Beall	39,367	31,840
Mr. Mayman	38,979	31,526

30	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Impact of Cars.com Spin-Off on Pre-2018 Equity Awards

Pursuant to the Employee Matters Agreement entered into by the Company in connection with the Cars.com Spin-off, as of the date of the Cars.com Spin-off, outstanding Company equity awards were adjusted to reflect the impact of the Cars.com Spin-off, as follows:

Performance Shares Granted in 2017 and RSUs Granted in 2017 or 2016

As of May 31, 2017 (the date of the Cars.com Spin-off), each outstanding Performance Share granted in 2017 and each outstanding RSU award granted in 2017 or 2016 that was held by an employee who remained employed by the Company following the Cars.com Spin-off remained denominated in shares of Company common stock, provided that the number of shares subject to the award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original award by multiplying the number of shares by a conversion ratio based upon the volume weighted average per share price of Company common stock during the five (5) trading days immediately preceding and immediately following the date of the Cars.com Spin-off. TSR performance goals were adjusted to reflect the Cars.com Spin-off, with performance based on the performance of the Company prior to and after the Cars.com Spin-off. In addition, for purposes of calculating the Company’s TSR, the price of a share of Company stock on the first day of the 2017-2019 Incentive Period was adjusted to reflect the Cars.com Spin-off, by dividing the price by the same conversion ratio referenced above.

Performance Shares Granted Prior to 2017 and RSUs Granted Prior to 2016

As of the Cars.com Spin-off date, each outstanding Performance Share granted prior to 2017 and each outstanding RSU granted prior to 2016 was converted into an award of both shares of Company common stock and shares of Cars.com common stock. The number of shares of Company common stock subject to each award was equal to the number of shares subject to the award prior to the Cars.com Spin-off, while the number of shares of Cars.com common stock subject to the award was determined by multiplying the number of shares of Company common stock subject to each award by the “Distribution Ratio”—the number of shares of Cars.com common stock distributed per Company share in the Spin-off. The Distribution Ratio was equal to one-third.

TSR performance goals for pre-2017 Performance Share awards will be measured following the Cars.com Spin-off by aggregating both Company performance and Cars.com performance applying the following rules:

•

The value of dividends taken into account for purposes of the calculation of total shareholder return shall be equal to the sum of (A) the value of any cash dividends paid on Company shares during the Incentive Period, and (B) the product obtained by multiplying (1) the value of any cash dividends paid on Cars.com shares during the portion of the Incentive Period occurring after the Effective Time by (2) the Distribution Ratio.

•

The stock price at the end of the performance period used to determine total shareholder return shall be the sum of (A) the closing price of a share of Company common stock on the relevant measurement date, and (B) the product obtained by multiplying (1) the closing price of a share of Cars.com common stock on the relevant measurement date by (2) the Distribution Ratio.

Stock Options

Although the Company does not currently award stock options, as of the Cars.com Spin-off date, each outstanding stock option award held by an employee who remained employed by the Company following the Cars.com Spin-off remained denominated in shares of Company common stock, provided that the number of shares and the exercise prices of each option award were adjusted in a manner intended to preserve the aggregate intrinsic value of the original stock option as measured immediately before and immediately after the date of the Cars.com Spin-off.

BENEFITS AND PERQUISITES

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 5 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to provide insurance protection for our NEOs and their families, to enable the Company to attract and retain superior management talent in a competitive marketplace, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to our NEOs, including medical, life insurance and disability plans, are generally the same as those offered to other similarly situated senior executives. For additional information about these and other post-employment benefits, see the “Other Potential Post-Employment Payments” section of this Proxy Statement.

31	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

POST-TERMINATION PAY

The Company sponsors post-termination pay plans which assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment.

TEGNA Retirement Plan (TRP)

Prior to the spin-off of Gannett in June 2015 (the “Gannett Spin-off”), eligible Company employees generally had earned benefits under the Gannett Retirement Plan (GRP). In connection with the Gannett Spin-off, the Company adopted the TEGNA Retirement Plan (TRP), a tax-qualified defined benefit retirement plan which assumed the GRP pension liabilities relating to Company employees. Accordingly, the TRP generally provides retirement income to certain of the Company’s U.S.-based employees who were employed before their benefits were frozen on August 1, 2008, at which time participants, including each of the NEOs (other than Ms. Harker, who did not participate in the GRP and does not participate in the TRP), ceased to earn additional benefits for compensation or service earned on or after that date. The TRP provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the TEGNA Deferred Compensation Plan (DCP). Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 plan provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for each of a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 plan provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 plan provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 plan provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

As noted above, in connection with the Gannett Spin-off, the TRP assumed the GRP pension liabilities of the NEOs who had accrued a benefit under the GRP. The TRP benefit for each of our participating NEOs is calculated under the post-1997 plan provisions. However, as noted below, the SERP benefit for Ms. Beall is calculated under the pre-1998 plan provisions. Each of the NEOs who participates in the TRP is fully vested in his or her TRP benefit.

In connection with its acquisition of Belo Corp. (Belo), the Company assumed the legacy Belo pension plan (Belo Plan), which was merged into the TRP. Since Mr. Lougee earned a pension benefit while employed by Belo, the total TRP benefit for Mr. Lougee is calculated based on his accruals under both the post-1997 TRP plan provisions and the Belo Plan provisions, in which benefits he is also fully vested. Under the Belo Plan, which was frozen to new benefits as of March 31, 2007, Mr. Lougee will be entitled to monthly annuity payments for his life commencing at age 65 calculated by multiplying his Belo credited service (including any additional service credits provided when the plan was frozen) by his monthly FAE, in each case earned at Belo as of March 31, 2007, and further multiplied by specified percentages (generally 1.1% plus 0.35% for average earnings in excess of covered compensation). If Mr. Lougee were to terminate employment and elect to commence receiving benefits prior to age 65, his benefit that would otherwise be paid at age 65 would be reduced as follows: 3.33% per year for each year of such early retirement prior to age 61 and 6.67% per year for each year of such early retirement between ages 61 and 65.

32	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

TEGNA Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the TRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. For some participants, including Ms. Beall, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 formula, without regard to the IRS-imposed limits on pay and benefits, and the amount they will receive from the TRP under the post-1997 formula. The SERP benefits for Mr. Lougee and Mr. Mayman are calculated under the post-1997 formula without regard to the IRS-imposed limits on pay and benefits. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the TRP. Ms. Harker does not participate in the SERP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, until December 31, 2017, SERP participants whose SERP benefits were calculated under the pre-1998 formula continued to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 were calculated at a rate that is one-third less than the pre-August 1, 2008 rate. Ms. Beall is the only NEO who was affected by this change. Ms. Beall is currently eligible for early retirement under the pre-1998 formula that applies to her under the SERP.

Effective December 31, 2017, SERP participants whose SERP benefits were calculated under the pre-1998 formula had their SERP benefits frozen such that they ceased to earn additional benefits for earnings, credited service, cost of living adjustments or any other factor or reason after that date. Ms. Beall is the only NEO who was affected by this change.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy). Mr. Lougee and Mr. Mayman are the only NEOs who were affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, an NEO’s SERP benefit cannot be paid within the first six months after the participant’s separation from service with the Company. Mr. Lougee, Ms. Beall and Mr. Mayman each are fully vested in their SERP benefits.

TEGNA 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States may participate in the TEGNA 401(k) Savings Plan (“401(k) Plan”), which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits have been frozen under the TRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. At that time, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Mr. Lougee, Ms. Harker and Mr. Mayman receive matching contributions under the higher match formula, and Ms. Beall receives matching contributions under the old formula. Beginning in 2018, Ms. Beall became eligible to receive matching contributions under the higher matching formula due to her SERP benefit being frozen effective as of December 31, 2017. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees; Mr. Mayman has been eligible for such a contribution equal to 1.5% of his cash compensation. Beginning in 2017, these additional contributions are being made to the TEGNA Deferred Compensation Plan for certain participants who are eligible to receive this additional contribution, including Mr. Mayman. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. As of the date of this Proxy Statement, Company contributions are 100% vested for each of the NEOs. Effective January 1, 2018, the matching contribution rate was changed to 100% of the first 4% of compensation that an employee elects to contribute to the plan and such Company contributions are immediately vested when they are made, without regard to years of service.

TEGNA Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds offered under the DCP.

33	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

The DCP provides for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. Additional employer contributions that would normally be made to the 401(k) Plan are instead made to the DCP to comply with IRS testing requirements that apply to the 401(k) Plan. Participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. The same vesting rules that apply under the 401(k) Plan apply to contributions under the DCP, except that amounts under the DCP become vested upon a change in control. Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman each has been credited with Company contributions to the DCP. Each of Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman was immediately vested in his or her Company contribution when it was made. Beginning in 2018, Ms. Beall became eligible to receive Company contributions under the DCP due to her SERP benefit being frozen effective as of December 31, 2017, and she is vested in such contributions.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

TEGNA Transitional Compensation Plan (TCP)

The TCP is a legacy plan that provides severance pay for some of our NEOs and other key executives upon a change in control of the Company. Ms. Harker, Ms. Beall and Mr. Mayman participate in the TCP. Ms. Harker first participated in the TCP after April 15, 2010. Although Mr. Lougee first participated in the TCP before April 15, 2010, following the completion of the Cars.com Spin-off, Mr. Lougee ceased participation in the TCP and became a participant in the CIC Severance Plan.

On December 8, 2015, the Company, consistent with its practice of updating its plans and programs from time to time in light of evolving market trends, froze participation in the TCP and, effective December 15, 2016, additional service credit accruals for existing participants.

The TCP assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control. As a result, we believe the TCP helps promote the retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common.

With those goals in mind, the TCP provides that participants would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason”, or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily.

Following is a summary of several key terms of the TCP:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

34	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 31, 2018, the severance periods for Ms. Harker, Ms. Beall and Mr. Mayman are 24, 36 and 36 months, respectively.

A NEO entitled to compensation under the TCP would receive:

•

Pension. In addition to their vested TRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. The SERP benefit of Mr. Mayman was subject to the service and pay freeze as of August 1, 2008. Ms. Beall and Mr. Mayman each is 100% vested in her or his SERP benefit. The TCP would provide each of Ms. Beall and Mr. Mayman with cost-of-living increases on her or his SERP benefit through the end of his severance period. Ms. Harker does not participate in the TRP or the SERP.

•

Payments. Upon a TCP participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum cash severance payment equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Tax Gross-Ups. Executives participating in the TCP before April 15, 2010 (but not those who first participated in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for certain TCP participants. Executives, such as Ms. Harker, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax gross-up payment. The change of control benefits for executives who are not entitled to receive a Section 4999 excise tax gross-up payment will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

•

Medical and Life Insurance. For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period. Additionally, each TCP participant receives life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the participant not been terminated.

35	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

TEGNA 2015 Change in Control Severance Plan

On December 8, 2015, the Company adopted the TEGNA 2015 Change in Control Severance Plan (CIC Severance Plan). The CIC Severance Plan provides severance pay for certain key executives, including Mr. Lougee, upon a change in control of the Company in order to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common.

With those goals in mind, the CIC Severance Plan provides that a participant would be entitled to compensation if the participant is terminated prior to and in connection with a change in control or if within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the participant for “good reason”.

Following is a summary of several key terms of the CIC Severance Plan:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of the Company’s outstanding shares of common stock or the combined voting power of the Company’s outstanding voting securities; (2) the Company’s incumbent directors ceasing to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of a sale of the Company in a merger or similar transaction, or sale or other disposition of all or substantially all of the Company’s assets; or (4) approval by the Company’s shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) the participant’s material misappropriation of Company funds or property; (2) the participant’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied within 30 days following notice from the Company; or (3) the participant’s conviction, including a plea of guilty or of nolo contendere, of a securities law violation or a felony.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of the participant’s duties, authorities or responsibilities; (2) a reduction in the participant’s base salary or target bonus opportunity; (3) a failure to provide the participant with an annual long-term incentive opportunity whose grant date value is equivalent to or greater in value than participant’s regular annual long-term incentive opportunity in effect on the date of the change in control; (4) the relocation of the participant’s office from the location at which the participant is principally employed immediately prior to the date of the change in control to a location 35 or more miles farther from the participant’s residence immediately prior to the change in control, or the Company’s requiring the participant to be based anywhere other than the Company’s offices, except for required travel on the Company’s business to an extent substantially consistent with the participant’s business travel obligations prior to the change in control; (5) the failure by the Company to pay any compensation or benefits due to the participant; (6) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Severance Plan; or (7) any purported termination of the participant’s employment that is not effected pursuant to the CIC Severance Plan.

•

“multiplier” means 3.0 for the Company’s CEO as of the date of the change in control; 2.0 for a participant who on the date of the change in control is a member of the Company’s executive leadership team and reports directly to the Company’s CEO; and 1.0 for other participants. Mr. Lougee’s multiplier is 3.0.

A NEO entitled to compensation under the CIC Severance Plan would receive:

•

Payments. Upon a participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date in an amount equal to the average annual bonus the participant earned with respect to three fiscal years immediately prior to the fiscal year in which the termination date occurs prorated for the portion of the fiscal year elapsed prior to the termination date. Additionally, participants are paid a lump sum cash severance payment equal to a “multiplier” that is designated for the participant times the sum of (1) the participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the termination date or, if higher, during the 12-month period immediately prior to the change in control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) plan contributions and similar items), and (2) the greater of (A) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs; and (B) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the termination occurs.

36	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

•

COBRA Benefit. A participant will receive an amount equal to the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (1) 18; or (2) 24 minus the number of full months between the date of the change in control and the date of termination.

Benefits are subject to the participant executing a release and agreeing to certain restrictive covenants.

TEGNA Executive Severance Plan (TESP)

On December 8, 2015, the Company adopted the TEGNA Inc. Executive Severance Plan (TESP). Each of the NEOs participates in the TESP. The plan provides severance payments to each of the NEOs and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment. Under the TESP, a participant who experiences an involuntary termination of employment without cause would receive a lump-sum cash severance payment equal to the product of (a) a severance multiple; and (b) the sum of the participant’s (1) annual base salary and (2) average annual bonus earned for the three fiscal years immediately preceding the termination. The severance multiple is 2.0 for a participant who is the Company’s Chief Executive Officer, 1.5 for a participant who is a member of the Company’s executive leadership team who reports directly to the Company’s Chief Executive Officer, and 1.0 for all other participating executives. In addition, participating executives would receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination. The severance payment is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the participant’s competition, solicitation of employees, disparagement of the Company and its affiliates, and disclosure of confidential information. The separation agreement also contains a release of claims by the Company and its affiliates in favor of the participant and a covenant restricting the Company’s disparagement of the participant. The severance multiples for Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman are 2.0, 1.5, 1.5 and 1.5, respectively.

In May 2017, the Company entered into a letter agreement with Ms. Harker pursuant to which she was entitled participation in the TESP or a plan that provides substantially similar benefits through February 28, 2018. Following that date, Ms. Harker is permitted to terminate her employment with the Company voluntarily and receive the benefits contemplated by the TESP or such other severance plan, subject to her compliance with certain notice requirements and the terms of such plan (including the execution of a release of claims) and provided that circumstances have not arisen entitling the Company to terminate her employment for cause.

Additional information regarding severance benefits for the Company’s NEOs is set forth in the section of this Proxy Statement entitled “Other Potential Post-Employment Payments.”

Other Compensation Policies

RECOUPMENT POLICY

The Company has adopted a recoupment or “clawback” policy that applies to cash-based and equity-based incentive compensation awards granted to the Company’s employees, including the NEOs. Under the policy, to the extent permitted by applicable law and subject to the approval of the Committee, the Company may seek to recoup any incentive based compensation awarded to any employee subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the fraud or intentional misconduct of an employee subject to the policy contributed to the noncompliance that resulted in the obligation to restate, and (3) a lower award of incentive-based compensation would have been made to the covered employee had it been based upon the restated financial results. In December 2018, the Company amended its recoupment policy to permit the Committee to recoup up to three years of an employee’s incentive compensation if that employee’s gross negligence or intentional misconduct caused the Company material harm (financial, competitive, reputational or otherwise). The policy is in addition to any other remedies the Company may have, including those available under Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

HEDGING, SHORT-SELLING AND PLEDGING POLICY

The Company has adopted a policy that prohibits the Company’s employees and directors from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, purchasing the Company’s shares on margin and selling any securities of the Company “short.” The policy also prohibits the Company’s directors and executive officers from borrowing against any account in which the Company’s equity securities are held or pledging the Company’s equity securities as collateral for a loan. These prohibitions apply whether or not such equity securities were acquired through the Company’s equity compensation programs.

37	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Tax Considerations

Effective January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to an individual who was the company’s CEO, CFO or one of the company’s next three other most highly compensated executive officers in any year after 2016 (“covered employee”). Prior to January 1, 2018, Section 162(m) provided for an exception to the deduction limit for qualifying performance-based compensation if specified requirements were met, and the deduction limit did not apply to the CFO or an individual who was not the company’s CEO or one of the company’s next three most highly compensated employees as of the last day of the fiscal year. The Tax Cuts and Jobs Act of 2017 amended Section 162(m) by eliminating the performance-based exception and expanding the individuals who are treated as covered employees.

After 2017, subject to limited transition relief for certain written binding contracts in effect on November 2, 2017, the Company will generally not be able to obtain a tax deduction for compensation paid to a covered employee in excess of $1,000,000. For 2018, $1,516,174 of the compensation paid to Mr. Lougee, $316,735 of the compensation paid to Ms. Harker, $335,475 of the compensation paid to Ms. Beall and $510,900 of the compensation paid to Mr. Mayman was not deductible under Section 162(m). As was true for years prior to 2018, the Committee reserves the right to award non-deductible compensation as it deems appropriate.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Leadership Development and Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, on February 18, 2019 the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2018 fiscal year, and the Board has approved that recommendation.

Leadership Development and Compensation Committee

Scott K. McCune, Chair

Howard D. Elias

Lidia Fonseca

Melinda C. Witmer

38	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
David T. Lougee (President and CEO)	2018	950,000	1,000,000	2,749,995	0	0	185,365	4,885,360
	2017	908,333	1,000,000	2,650,003	0	48,645	191,401	4,798,382
	2016	720,000	775,000	1,449,995	0	41,461	165,452	3,151,908
Victoria D. Harker (Executive Vice President and Chief Financial Officer)	2018	700,000	690,000	1,399,999	300,000	0	70,737	3,160,736
	2017	700,000	675,000	1,399,982	700,000	0	84,314	3,559,297
	2016	687,500	650,000	1,375,002	0	0	78,689	2,791,191
Lynn Beall (Executive Vice President and COO—Media Operations)	2018	575,000	550,000	862,502	0	0	109,741	2,097,243
	2017	554,167	562,019	714,999	0	826,662	61,398	2,719,245

Todd A. Mayman (Executive Vice President/ Chief Legal and Administrative Officer) (through December 31, 2018)	2018	610,000	427,000	853,999	0	6,679	152,029	2,049,707
	2017	610,000	410,000	875,005	0	7,905	162,733	2,065,643
	2016	600,000	435,000	875,020	0	6,924	173,664	2,090,608

(1)	See the “Compensation Discussion and Analysis” section for a discussion of how the 2018 bonus amounts were determined.
(2)

Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 9 to the Company’s 2018 audited financial statements. The amounts reported in this column are not paid to or realized by the NEO. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer. The value of grants of Performance Shares included above have been calculated assuming the target level of performance is met, which we consider to be the most probable outcome. If grants of Performance Shares were calculated assuming the maximum level of performance was met, the amounts shown in this column for Mr. Lougee would be: 2018: $4,537,492; 2017: $4,359,996; and 2016: $2,392,485; for Ms. Harker: 2018: $2,169,994; 2017: $2,309,971; and 2016: $2,268,755; for Ms. Beall: 2018: $1,336,874; and 2017: $1,015,004; and for Mr. Mayman: 2018: $1,323,696; 2017: $1,443,750; and 2016: $1,400,035.

(3)

The amount reported in this column for Ms. Harker in 2018 represents the portion of the cash incentive award granted to Ms. Harker on May 4, 2017 in connection with the Cars.com Spin-off that vested on June 1, 2018 due to her remaining in continuous, active employment with the Company through that date, the one-year anniversary of the Cars.com Spin-off. The amount reported in this column for Ms. Harker in 2017 represents the portion of the cash incentive award granted to Ms. Harker on May 4, 2017 in connection with the Cars.com Spin-off that vested on December 31, 2017 due to her remaining in continuous, active employment with the Company through that date.

(4)

Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the TRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. The amounts reported in this column shown for Mr. Lougee include the accumulated benefit liability related to his legacy Belo Corp. pension benefit. The 2018 change in pension value for Mr. Lougee is shown as $0 because his accumulated benefit liability decreased in the amount of $26,180 during the year. The amounts reported in this column shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP. The 2018 change in pension value for Ms. Beall is shown as $0 because her accumulated benefit liability decreased in the amount of $261,043 during the year.

(5)

Amounts for 2018 reported in this column include (i) life insurance premiums paid by the Company (or cash in lieu of premium payment) for Mr. Lougee in the amount of $43,948, Ms. Beall in the amount of $19,006, and Mr. Mayman in the amount of $27,892 (for an explanation of the Company’s life insurance programs, see footnote 3 to the “Potential Payments to NEOs Upon Termination” table beginning on page 49 of this Proxy Statement); (ii) matching contributions of $11,000 to each of the respective 401(k) accounts of Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman; (iii) Company contributions into the DCP accounts of Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman in the amounts of $65,538, $42,923, $33,515 and $43,810, respectively (for an explanation of these payments, see the discussion of the TEGNA Deferred Compensation Plan beginning on page 33 of this Proxy Statement); (iv) premiums paid by the Company for supplemental medical coverage for each NEO other than Ms. Harker; (v) other than for Ms. Harker, a Company-provided automobile (beginning in 2012, the Company no longer provides this benefit to new senior executives), (vi) legal and financial services; (vii) TEGNA Foundation grants to eligible charities recommended by each NEO of up to $15,000 annually (beginning in 2013, the Company no longer provides this benefit to new senior executives, including Ms. Beall); and (viii) premiums paid by the Company for travel accident insurance. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

39	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-based Awards

GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards in 2018. See the table entitled “Outstanding Equity Awards at Fiscal Year End” for the number of plan-based awards outstanding on December 31, 2018.

NAME	GRANT DATE (1)	COMMITTEE MEETING DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES ‘OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
			THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Mr. Lougee	3/1/18	2/22/18	96,421	148,340	296,680		1,787,497
	3/1/18	2/22/18				78,958	962,498
Ms. Harker	3/1/18	2/22/18	41,535	63,900	127,800		769,995
	3/1/18	2/22/18				51,682	630,004
Ms. Beall	3/1/18	2/22/18	25,589	39,367	78,734		474,372
	3/1/18	2/22/18				31,840	388,130
Mr. Mayman	3/1/18	2/22/18	25,336	38,979	77,958		469,697
	3/1/18	2/22/18				31,526	384,302

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.
(2)

These share numbers represent the threshold, target and maximum payouts which may be earned under the 2018 Performance Share awards. The threshold payout is 65% of the target Performance Share award, and the maximum payout is 200% of the target Performance Share award.

(3)

The RSU grants reported in this column generally vest in four equal annual installments and, subject to certain exceptions, the corresponding vested shares of the Company’s common stock generally will be delivered to the NEO in four equal annual installments beginning on February 28, 2019.

(4)

The full grant date fair value of the awards was computed in accordance with ASC 718, based on the assumptions set forth in note 9 to the Company’s 2018 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer. Amounts shown for grants of Performance Shares have been calculated assuming the target level of performance is met.

40	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Additional Information Regarding the Summary Compensation Table and the Grants of Plan-based Awards Table

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Ms. Harker

In May 2017, the Company entered into a letter agreement with Ms. Harker pursuant to which she was entitled to participate in the TESP or a plan that provided substantially similar benefits until February 28, 2018. Following that date, Ms. Harker is permitted to terminate her employment with the Company voluntarily and receive the benefits contemplated by the TESP or such other severance plan, subject to her compliance with certain notice requirements and the terms of such plan (including the execution of a release of claims) and provided that circumstances have not arisen entitling the Company to terminate her employment for cause. See also the “Other Potential Post-Employment Payments” section of this Proxy Statement for more information about Ms. Harker’s post-employment benefits.

41	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	STOCK AWARDS
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Mr. Lougee	8,618	(1)	93,678
	35,916	(2)	390,407
	78,958	(3)	858,273
				113,329	(4)	1,231,886
				148,340	(5)	1,612,456
Ms. Harker	8,172	(1)	88,830
	19,391	(2)	210,780
	51,682	(3)	561,783
				60,309	(4)	655,559
				63,900	(5)	694,593
Ms. Beall	3,125	(1)	33,969
	15,733	(2)	171,018
	31,840	(3)	346,101
				19,883	(4)	216,128
				39,367	(5)	427,919
Mr. Mayman	5,944	(1)	64,611
	12,120	(2)	131,744
	31,526	(3)	342,688
				37,693	(4)	409,723
				38,979	(5)	423,702

(1)

These RSUs will vest on December 31, 2019. The value of these RSUs is based on the product of the number of RSUs multiplied by $10.87, the closing price of a share of Company stock on December 31, 2018. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(2)

These RSUs will vest in two equal annual installments ending on December 31, 2020. The value of these RSUs is based on the product of the number of RSUs multiplied by $10.87, the closing price of a share of Company stock on December 31, 2018. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(3)

These RSUs will vest in four equal annual installments ending on February 28, 2022. The value of these RSUs is based on the product of the number of RSUs multiplied by $10.87, the closing price of a share of Company stock on December 31, 2018. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(4)

These share numbers represent the target Performance Share awards under the Performance Share program for the 2017-2019 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2019. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and by multiplying the target number of Performance Shares by $10.87, the closing price of a share of Company stock on December 31, 2018. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(5)

These share numbers represent the target Performance Share awards under the Performance Share program for the 2018-2020 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on February 28, 2021. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and by multiplying the target number of Performance Shares by $10.87, the closing price of a share of Company stock on December 31, 2018. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

42	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS(1)(2)
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(3)	VALUE REALIZED ON VESTING ($)(4)
David T. Lougee	26,707	79,053	36,071	396,755
Victoria D. Harker	0	0	29,211	321,946
Lynn Beall	0	0	14,042	154,002
Todd A. Mayman	63,867	425,779	20,381	224,139

(1)

In addition to the amounts shown in the above table, each of the NEOs also vested in RSUs on December 31, 2018 that were settled in Cars.com shares, as follows: Mr. Lougee: 1,670 Cars.com shares acquired, realizing $35,905 in value; Ms. Harker: 2,364 Cars.com shares acquired, realizing $50,826 in value; Ms. Beall: 580 Cars.com shares acquired, realizing $12,470 in value; and Mr. Mayman: 1,960 Cars.com shares acquired, realizing $42,140 in value, in each case based upon the closing price of a share of Cars.com stock on December 31, 2018 ($21.50).

(2)

In addition to the amounts shown in the above table, each of the NEOs also received Cars.com shares in respect of the payout of Performance Shares for the 2016-2018 Incentive Period, as follows: Mr. Lougee: 1,495 Cars.com shares acquired, realizing $38,706 in value; Ms. Harker: 1,417 Cars.com shares acquired, realizing $36,686 in value; Ms. Beall: 438 Cars.com shares acquired, realizing an aggregate of $11,340 in value; and Mr. Mayman: 832 Cars.com shares acquired, realizing $21,540 in value, in each case based upon the closing price of a share of Cars.com stock on January 25, 2019 of $25.89.

(3)

These share amounts include (a) 25% of the Company’s RSU awards granted on January 1, 2017 which vested on December 31, 2018 (which RSUs were paid to the NEOs by the Company shortly after the vesting date); (b) 25% of the Company’s RSU awards granted on January 1, 2016 which vested on December 31, 2018 (which RSUs will not be paid by the Company until the earliest to occur of (i) December 31, 2019, (ii) the executive’s termination of employment, and (iii) certain changes in control of the Company); (c) 25% of the Company RSU awards granted on January 1, 2015 which vested on December 31, 2018 (which RSUs, in addition to all of the other RSU awards granted on January 1, 2015, which previously vested, were paid by the Company to the NEOs shortly after the vesting date); and (d) Company Performance Shares that vested based on the results of the 2016-2018 Incentive Period, which ended December 31, 2018.

(4)

For each of the NEOs, these amounts equal the product of the aggregate number of vested Company RSU shares multiplied by $10.87, the closing price of a share of Company stock on December 31, 2018, the vesting date, plus the product of the number of Performance Shares earned for the 2016-2018 Incentive Period multiplied by $11.91, the closing price of a share of Company stock on January 25, 2019, the date the Performance Shares earned for the 2016-2018 Incentive Period were priced in order to deliver the Performance Shares (net of shares withheld to pay taxes) to participants on January 29, 2019.

43	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Pension Benefits

PENSION BENEFITS

The table below shows the actuarial present value as of December 31, 2018 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the TEGNA Retirement Plan, or TRP, and the TEGNA Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an immediate retirement for all NEOs who participate with respect to the TRP and the SERP. The amounts reported in the table reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the TRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Ms. Harker does not participate in the TRP or the SERP.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Mr. Lougee(1)	TRP	20.12	513,038	0
	SERP	6.58	42,512	0
Ms. Beall(2)	TRP	20.17	315,371	0
	SERP	29.58	3,241,339	0
Mr. Mayman	TRP	15.17	248,885	0
	SERP	15.17	135,126	0

(1)

The TRP amount shown for Mr. Lougee includes the accumulated benefit related to his legacy Belo Corp. pension benefit. The number of years of credited service shown for Mr. Lougee include 13.5 years of service under the Belo Corp. Pension Plan, which was acquired by the Company. The Company has not granted Mr. Lougee any additional credited service under the pension plans. The present values of Mr. Lougee’s accumulated TRP and legacy Belo Corp. pension benefits are $116,768 and $396,270, respectively.

(2)

Ms. Beall has fewer years of credited service under the TRP than under the SERP. As discussed in the description of the SERP beginning on page 33 of this Proxy Statement, participants in the SERP whose SERP benefits were not calculated under the pre-1998 formula ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Until December 31, 2017, at which time SERP participants whose SERP benefits were calculated under the pre-1998 formula ceased accruing credit for additional years of service, Ms. Beall continued to accrue benefits under the SERP at a reduced rate (as described in the discussion of the SERP found in the “Compensation Discussion and Analysis” section of this Proxy Statement) based on actual years of service. The Company does not generally provide additional pension service credit to any executive for years not actually worked.

44	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

NON-QUALIFIED DEFERRED COMPENSATION

The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Additional information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(1)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FY ($)	AGGREGATE BALANCE AT LAST FYE ($)
Mr. Lougee	0	65,538	(70,847)	0	647,145
Ms. Harker	0	42,923	(42,466)	0	255,715
Ms. Beall	0	33,515	0	0	33,515
Mr. Mayman	0	43,810	(16,005)	0	691,837

(1)

For 2018, the Company credited contributions to the DCP on behalf of Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman in an amount equal to 4% of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. In addition, Mr. Mayman receives an additional Company contribution in an amount equal to 1.5% of his cash compensation. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in this column reflect the Company contributions made in February 2019 for services provided by Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman in 2018, all of which contributions were included in the amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” found on page 39 of this Proxy Statement.

45	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control or termination in the event of the disability or death of the executive. The following table describes payments the NEOs generally may receive under the Company’s employee benefits programs following termination in connection with certain events. Benefits provided to an NEO pursuant to a particular agreement or other arrangement between the Company and the NEO are not described in the table below. Any such benefits are described in the footnotes to the “Potential Payments to NEOs Upon Termination” table beginning on page 49 of this Proxy Statement.

In addition, following the disclosure relating to the post-employment payments that our continuing NEOs may receive, we describe the post-employment payments applicable to Mr. Mayman, who ceased to serve as an executive officer on December 31, 2018 and whose employment with the Company ended March 1, 2019.

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Pension	Vested portion of: (i) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.

Vested portion of:

(1) TRP benefit payable to an eligible spouse at the date of NEO’s death.

(2) SERP benefit payable to an eligible spouse at the later to occur of (a) the date of death or (b) the date the NEO would have attained age 55.

Vested portion of: (i) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.

In addition to their vested TRP and SERP benefits, NEOs who actively participate in the SERP are entitled to receive a lump sum payment in an amount determined based upon the SERP payment the NEO would have received if the NEO had remained employed by the Company during the applicable severance period.

Vested portion of: (i) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.
Restricted Stock Units

Vested RSUs are payable at the date of termination and if termination occurs after age 65 (or after attaining 55 with 5 years or more of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

		The NEO’s estate is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.	The NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

RSUs granted in 2015 and earlier vest in full upon a change in control.

RSUs granted after 2015 only provide for accelerated vesting if the awards are not continued or assumed upon a change in control or there is a qualifying termination within 2 years of the change in control.

Vested RSUs are payable at the date of termination and if termination occurs after age 65 (or after attaining 55 with 5 or more years of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

46	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Performance Shares

Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 years or more of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

The NEO’s estate is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

The NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

Performance Shares granted in 2016 and later only provide for accelerated vesting if the awards are not continued or assumed upon the change in control or there is a qualifying termination within 2 years of the change in control. Pre-2018 Performance Share award payouts are determined based on the Company’s performance relative to its TSR Peer Group for the period prior to the date of the change in control; provided that if the change in control occurs during the first 12 months of an Incentive Period, Performance Shares are paid at target.

2018 Performance Share award payouts made as a result of a change in control occurring prior to the expiration of the two-year performance cycle will be made at target; if the change in control occurs after the performance cycle is completed, payouts will be determined based on the Company’s achievement of the applicable performance metrics during the performance cycle.

Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 or more years of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

47	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Life and Disability Insurance Benefits	None.

NEOs are generally entitled to receive death benefits under individual policies maintained by the Company and owned by the NEO or pursuant to the Company’s group life insurance program applicable to all employees.

			NEOs are generally entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits.	None.	None.
Excise Tax Gross-up	None.	None.	None.	Payment of an amount sufficient to make each NEO who participated in the TCP prior to April 15, 2010 whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code.	None.
Severance Pay	None.	None.	None.	Lump sum payment calculated in accordance with the TCP or the CIC Severance Plan, as applicable.	Lump sum payment calculated in accordance with the TESP for the NEOs who participate in the plan.

48	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

The table below discloses the varying amounts payable to each continuing NEO in each of the noted situations. It assumes, in each case, that the executive’s termination was effective as of December 31, 2018. In presenting this disclosure, we describe amounts earned through December 31, 2018, taking into account, where applicable, bonuses paid in 2019 but earned as a result of 2018 performance and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would have been paid out to the executives upon their termination had it occurred on December 31, 2018. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code. In addition, receipt of severance benefits under the TESP generally would be conditioned on the executive signing a separation agreement that includes a release of claims in favor of the Company and its respective affiliates, and agreement to adhere to customary post-employment restrictive covenants. The amounts shown in the Change in Control column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event and a qualifying termination occurred at year-end 2018, in excess of the compensation and benefit entitlements that are payable to an NEO upon Retirement/Voluntary Termination.

Potential Payments to NEOs Upon Termination

	Retirement/ Voluntary Termination (2) ($)	Death ($)		Disability ($)		Change in Control (6)(8)(9) ($)		Involuntary Termination without Cause ($)
David T. Lougee
Pension	531,684	342,594		531,684		0		531,684
Restricted Stock Units	459,834	459,834		459,834		1,163,547		459,834
Performance Shares(1)	447,909	447,909		447,909		1,164,547		447,909
Life and Disability Insurance Benefits	0	0	(3)	5,368,571	(5)	0		0
Severance Pay	0	0		0		5,625,000		3,750,000	(10)
Excise Tax Gross-up	0	0		0		0	(7)	0
Total:	1,439,427	1,250,337		6,807,998		7,953,094		5,189,427
Victoria D. Harker
Pension(4)	0	0		0		0		0
Restricted Stock Units	266,478	383,516		383,516		861,393		266,478
Performance Shares(1)	0	192,943		192,943		694,593		0
Life and Disability Insurance Benefits	0	1,250,000	(3)	5,908,479	(5)	0		0
Severance Pay	2,057,500	0		0		722,500		2,057,500	(10)
Excise Tax Gross-up	0	0		0		0	(7)	0
Total:	2,323,978	1,826,459		6,484,938		2,278,486		2,323,978
Lynn Beall
Pension	3,857,328	3,857,328		3,857,328		902,633		3,857,328
Restricted Stock Units	173,974	173,974		173,974		478,987		173,974
Performance Shares(1)	118,863	118,863		118,863		309,056		118,863
Life and Disability Insurance Benefits	0	0	(3)	2,403,320	(5)	0		0
Severance Pay	0	0		0		3,405,000		1,602,500	(10)
Excise Tax Gross-up	0	0		0		1,918,072	(7)	0
Total:	4,150,165	4,150,165		6,553,485		7,013,747		5,752,665

(1)

The amounts shown in these rows represent the aggregate value of Performance Shares for the 2017-2019 and 2018-2020 Incentive Periods, which (a) in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, are prorated for Mr. Lougee and Ms. Beall based upon the number of full months the NEO has worked during the applicable Incentive Period, assuming payout at 100% of the target amount and a per share stock value of $10.87, the closing price of a share of Company stock on December 31, 2018; (b) in the case of Death or Disability, are prorated for Ms. Harker based upon the number of full months she has worked during the applicable Incentive Period, assuming payout at 100% of the target amount and a per share stock value of $10.87; and (c) in the case of a change in control of the Company, assuming payout to each NEO (i) in respect of the Performance Shares for the 2017-2019, based upon the Company’s actual performance versus its respective TSR Peer Groups at the end of 2018, resulting in no payouts for the grants made in connection with the Company’s 2017-2019 Incentive Period, and (ii) in respect of the 2018 Performance Shares, based on target performance levels for each performance metric, resulting in 100% of

49	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

the target amounts for the grants made in connection with the Company’s 2018-2020 Incentive Period, in each case without proration, and a per share stock value of $10.87, the closing price of a share of Company stock on December 31, 2018. Notwithstanding the assumptions set forth above, in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, Performance Shares will be paid out on the normal payout cycle (following the end of the applicable Incentive Period) based on the Company’s performance as measured under the applicable Performance Share award.

(2)

In addition to the amounts reported in this column, Mr. Lougee and Ms. Beall will receive the following post-retirement benefits and perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) supplemental medical insurance coverage for the executive and his or her family; and (iv) generally continue to be permitted to recommend TEGNA Foundation grants to eligible charities up to $15,000 annually for a period of three years after retirement. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $51,000 for each NEO who is eligible to receive them. During the second and third years following retirement, we estimate the expected incremental cost to the Company would be approximately $34,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected incremental cost to the Company would be $19,000 for each NEO who is eligible to receive these post-retirement benefits and perquisites. The Company reserves the right, in its sole discretion, to amend or terminate the post-retirement perquisites from time to time.

(3)	In connection with the Company’s life insurance programs:

•

NEOs may participate in the Company’s executive life insurance program. Mr. Lougee participates in the Key Executive Life Insurance Program (KELIP), Ms. Beall participate in the Executive Life Insurance Program (ELIP) and Ms. Harker has chosen not to participate.

Under the KELIP, the face amount of the policy is determined once, at the beginning of the executive’s participation in the program and is equal to the sum of (i) two times the sum of the participant’s base salary and last bonus (in each case, at the time of underwriting) increased four percent annually for the lesser of ten years or until the executive reaches age 65, and (ii) $200,000. The participant’s future pay increases have no impact on the face amount of the policy and the coverage level is stepped down to $500,000 upon the earlier of the participant reaching age 65 or the participant’s retirement.

Under the ELIP, the face amount of the policy is determined at each policy anniversary. The executive’s death benefit under this frozen plan is equal to the sum of (i) two times the sum of the participant’s base salary and last bonus, and (ii) $200,000. The participant’s future pay increases, subject to a 10% guarantee issue increase limit, have a direct impact on the face amount of the policy. Upon the participant reaching age 65, the coverage level is reduced by 10% each year until it reaches $350,000.

The Company pays premiums on the above-referenced individually-owned life insurance policies, which premiums are expected to range between approximately $14,000-$45,000 per participant in 2019. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested if the participant’s employment terminates after attaining both five years of service with the Company and age 55. As of December 31, 2018, Mr. Lougee and Ms. Beall have the right to receive these benefits.

•

Death benefits are payable under individual universal life insurance policies maintained by the Company and owned by Mr. Lougee and Ms. Beall, respectively. The obligation to pay death benefits to the beneficiary(ies) designated by Mr. Lougee and Ms. Beall, respectively, pursuant to these insurance policies is that of the insurance company; the Company only pays the insurance premiums on behalf of the NEOs. In 2018, the Company paid insurance premiums on behalf of Mr. Lougee and Ms. Beall. The life insurance proceeds that would have been payable (by the insurance company) to the beneficiary(ies) designated by Mr. Lougee and Ms. Beall, respectively, if a triggering event had occurred as of December 31, 2018 are: Mr. Lougee: $3,062,792 and Ms. Beall: $2,147,750.

•	Ms. Harker continues to participate in the Company’s group life insurance program applicable to all employees (which provides for a benefit equal to the sum of her base salary and last annual bonus).

•

In addition to the reported amount, the Company would continue to provide supplemental medical insurance coverage for their eligible dependents in the event of the deaths of Mr. Lougee or Ms. Beall, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $12,500 for Mr. Lougee and $6,000 for Ms. Beall. Ms. Harker is not eligible to receive this benefit.

(4)	The amounts shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP.

(5)	In connection with the Company’s disability benefits programs:

•

Each NEO is entitled to a monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 31, 2018, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits, if any); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

•

In the event that Mr. Lougee, Ms. Harker, or Ms. Beall become disabled they would be entitled to receive disability benefits under the Company’s disability plans, including: during the first six months of disability, disability benefits are paid at 100% of the executive’s pre-disability compensation for all or part of the six month period, depending on the length of the executive’s service, and if not paid at 100% for the entire six month period, disability benefits are paid at 60% of the executive’s pre-disability compensation for the balance of the six month period. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Certain executives are eligible to enroll in executive long-term disability coverage on an employee pay-all basis. This executive disability benefit provides additional disability income protection on earnings above the non-executive plan limit. To be

50	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

eligible, the executive must have enrolled in the non-executive long-term disability coverage and elected the supplemental buy-up option which provides 60% income protection on annual earnings up to $500,000, defined as base salary, annual bonus and commissions. The executive disability coverage provides similar benefits on the earnings above the $500,000 limit. Mr. Lougee and Ms. Beall have each elected to participate in the executive long-term disability plan and the amounts set forth in this column reflect the additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan.

(6)

The amounts set forth in this column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event and a qualifying termination occurred at year-end 2018. These amounts would be in excess of the compensation and benefit entitlements described in this Proxy Statement that are payable to an NEO upon Retirement/Voluntary Termination absent a change in control.

(7)

This amount represents the excise tax gross-up amount an NEO would receive in connection with a change in control of the Company. The amounts shown for Ms. Beall reflect the fact that the compensation she would have received if a change in control of the Company took place on December 31, 2018 would trigger an excise tax under Internal Revenue Code Section 4999; accordingly, she would be entitled to receive the excise tax gross-up payment shown in the table. In calculating these amounts, the following assumption was used to estimate excise tax gross-up amounts for Ms. Beall: the portion of the Performance Share payment treated as a change in control payment is equal to the amount by which the Performance Share payment set forth in the table above exceeds the amount of the Performance Share payment set forth in the Retirement/Voluntary Termination table. Following the completion of the Cars.com Spin-off, Mr. Lougee ceased participation in the TCP and became a participant in the CIC Severance Plan, which does not provide for an excise tax gross-up payment. Ms. Harker is not entitled to receive an excise tax gross-up under the TCP. In the event that Mr. Lougee or Ms. Harker were subject to the excise tax under Code Section 4999, their change in control benefits would be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position. The full amount of Mr. Lougee’s and Ms. Harker’s severance is reflected in the table without giving effect to any such potential reduction.

(8)

In addition to the amounts reported in this column, each NEO in the TCP (Ms. Harker and Ms. Beall) would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. Mr. Lougee, as a participant in the CIC Severance Plan, would also receive a lump sum COBRA benefit. We estimate incremental costs to the Company for these benefits as follows: Mr. Lougee—$30,204, Ms. Harker—$18,960, and Ms. Beall—$85,464. Each continuing NEO also would receive post-termination perquisites with the same respective values described in footnote 2 of this table.

(9)

In addition to the benefits afforded under the TCP and the CIC Severance Plan, our NEOs also would receive other benefits under the SERP and the DCP upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

(10)

These amounts represent payments NEOs may be entitled to receive under the TEGNA Inc. Executive Severance Plan (TESP), which provides severance payments to the NEOs and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment.

Post-Termination Payments to Mr. Mayman

Mr. Mayman will receive the below post-employment benefits in connection with the elimination of his position with the Company. Mr. Mayman’s payments will be delayed for six months from the date of his separation from the Company if and to the extent necessary to comply with applicable U.S. federal income tax rules under Section 409A of the Internal Revenue Code.

•	Severance Payment. Under the TESP, Mr. Mayman will be entitled to receive a severance payment equal to $1,551,000.

•

TRP and SERP Payments. Mr. Mayman will be entitled to receive payments of his accumulated benefits under the TRP and SERP. As of the date of his separation from the Company, the amount of Mr. Mayman’s TRP benefit was equal to $250,217 and the amount of his SERP benefit was equal to $135,849.

•

Restricted Stock Units. A prorated portion (based on the number of full months Mr. Mayman worked during the term of the applicable grant) of all Company restricted stock units granted to Mr. Mayman vested in full as of his date of termination. The aggregate value of the vested Company restricted stock units on the date of his separation was $601,229.

•

Performance Shares. A prorated portion (based on the number of full months Mr. Mayman worked during the term of the applicable grant) of all Company Performance Shares granted to Mr. Mayman vested in full as of the date of termination. Mr. Mayman will receive the value the 2017-2019 Performance Shares no later than March 2020 and he will receive the value of the 2018-2020 Performance Shares no later than March 2021. Assuming payout at 100% of the target amount, a per share stock value of $14.95, the closing price of a share of Company stock on March 1, 2019, the date of his separation, Mr. Mayman’s 2017-2019 and 2018-2020 Performance Shares were valued at $296,473, in the aggregate.

•	2019 Annual Bonus. Under the TESP, Mr. Mayman will be entitled to receive a prorated annual bonus for the portion of 2019 that elapsed prior to the effective date of his separation.

51	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION

CEO Pay Ratio

CEO PAY RATIO

We are providing the following information to comply with Item 402(u) of Regulation S-K:

The 2018 total compensation of our CEO was $4,885,360.

During 2018, there were no changes to our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio calculations and disclosure. Accordingly, consistent with SEC regulations, we have calculated and presented the CEO pay ratio for 2018, below, on the basis of the same median employee identified as of December 31, 2017. As previously reported in our 2018 Proxy Statement, to determine the median employee, we first identified five possible median employees as of December 31, 2017 using our entire workforce of approximately 5,300 full, part-time and temporary employees and base salary, bonus, commissions and sales incentives for the prior 12-month period. We then calculated 2017 total compensation for the five possible median employees based on the proxy rules for determining the annual compensation of NEOs and selected the median employee based on such calculations. The 2018 total compensation of the median employee so selected, including base salary, overtime and 401(k) matching contributions, was $58,144.

The resulting ratio of our CEO’s 2018 total compensation to the 2018 total compensation of the median employee was 84 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

52	2019 PROXY STATEMENT

Proposal 3—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

Consistent with our practice since 2011, we are asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (NEOs) as described in the “Compensation Discussion and Analysis” and the related executive compensation tables, notes and narrative included on pages 17-52 of this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Leadership Development and Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Leadership Development and Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

We believe our executive compensation plans, principles and programs, as currently structured and as implemented for 2018, strongly align the interests of our NEOs with those of our shareholders and permit the Company to attract, retain and motivate talented executives. We urge you to read the “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of our executive compensation plans and programs, as well as the Summary Compensation and other related executive compensation tables and narrative, beginning on page 39 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR adoption of the following resolution:

“RESOLVED, that the shareholders of TEGNA Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

The approval of this Proposal 3 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting. While the advisory vote we are asking you to cast is non-binding, the Company’s Leadership Development and Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our NEOs.

53	2019 PROXY STATEMENT

Director Compensation

The compensation year for non-employee directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. The Company paid its directors the following compensation for the 2018-2019 director compensation year:

•	an annual retainer of $100,000;

•

an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chairman of the Board;

•	an annual equity grant in the form of restricted stock units with a grant date value equal to $125,000, which grant may be deferred under the DCP;

•	travel accident insurance of $1,000,000; and

•	a match from the TEGNA Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

All cash retainers are payable in cash quarterly and may be deferred under the DCP.

The annual equity grant is made to directors on the first day of the compensation year for directors. These awards of restricted stock units vest at a rate of 1/4th of the shares per quarter after the grant date, receive dividends or, if deferred, dividend equivalent rights and, once fully vested, will be paid to the director on the first anniversary of the grant date (unless the director has elected to defer his or her restricted stock units under the DCP), subject to the Company’s stock ownership guidelines for directors described below.

Restricted stock units will fully vest if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws or if the director leaves the Board because of death or disability. Restricted stock units also automatically vest upon a change in control of the Company. When a non-employee director leaves the Board for any other reason, the director’s unvested restricted stock units are forfeited.

Directors may elect to defer their cash retainer and/or annual equity grant under the Company’s Deferred Compensation Plan (“DCP”), which for cash fee deferrals provides for the same investment choices, including mutual funds and a TEGNA stock fund, made available to other DCP participants. Annual equity grants deferred at the election of the director must be invested in the TEGNA stock fund of the DCP.

The Company’s stock ownership guidelines encourage directors to own, directly, beneficially, or through the DCP, a number of shares having an aggregate value of at least three times the value of the director’s cash retainer. Directors are expected to hold all shares received from the Company as compensation until they meet their stock ownership guideline. All of our non-employee directors have either met or are on track to meet their stock ownership guideline.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 31, 2018. Ms. Magner left the Board of Directors during 2018; therefore, her compensation is for a partial year. Mr. Lougee did not receive separate compensation for his service as a director and therefore is not included in the following tables.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
Gina L. Bianchini	84,645	145,668	0	230,313
Howard D. Elias(4)	186,667	125,000	10,000	321,667
Stuart J. Epstein	85,769	147,059	0	232,828
Lidia Fonseca	100,000	125,000	3,500	228,500
Marge Magner	73,333	0	0	73,333
Scott K. McCune	113,333	125,000	8,076	246,410
Henry W. McGee(4)	100,000	125,000	10,000	235,000
Susan Ness(4)	117,153	125,000	5,000	247,153
Bruce P. Nolop	120,000	125,000	10,000	255,000
Neal Shapiro(4)	120,000	125,000	10,000	255,000
Melinda C. Witmer(4)	100,000	125,000	0	225,000

(1)

Amounts shown in this column reflect the cash compensation earned by each director for 2018 based upon the form in which the director elected to receive his or her retainer fees during the 2017-2018 and 2018-2019 director compensation periods.

54	2019 PROXY STATEMENT

DIRECTOR COMPENSATION

(2)

Amounts shown in this column reflect the long-term equity award(s) granted to each director in 2018. Amounts shown in this column for Ms. Bianchini and Mr. Epstein include long-term equity awards granted to them in connection with joining the Board of Directors on February 26, 2018 and February 22, 2018, respectively. The amounts in this column represent the aggregate grant date fair value of RSU awards computed in accordance with ASC 718 based on the assumptions set forth in note 9 to the Company’s 2018 audited financial statements.

(3)

Represents charitable gifts matched by the TEGNA Foundation pursuant to the TEGNAMatch program. The TEGNAMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax-exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(4)

For the 2017-2018 director compensation period, Ms. Ness and Ms. Witmer each deferred all payments she received in the form of cash and restricted stock units and Mr. McGee and Mr. Shapiro each deferred all payments he received in the form of restricted stock units. For the 2018-2019 director compensation period, Mr. McGee and Ms. Witmer each deferred all payments he or she received in the form of cash and restricted stock units and Mr. Elias and Mr. Shapiro each deferred all payments he received in the form of restricted stock units.

Outstanding Director Equity Awards at Fiscal Year-End

NAME	RESTRICTED STOCK AWARDS (VESTED/ UNVESTED) (#)	STOCK OPTION AWARDS (#) (EXERCISABLE/ UNEXERCISABLE)
Gina L. Bianchini	5,909/5,703	0/0
Howard D. Elias	67,764/5,703	24,770/0
Stuart J. Epstein	5,909/5,703	0/0
Lidia Fonseca	12,981/5,703	0/0
Scott K. McCune	27,863/5,703	0/0
Henry W. McGee	23,705/5,703	0/0
Susan Ness	28,261/5,703	0/0
Bruce P. Nolop	10,578/5,703	0/0
Neal Shapiro	54,208/5,703	68,114/0
Melinda C. Witmer	9,544/5,703	00

55	2019 PROXY STATEMENT

Equity Compensation Plan Information

The table below sets forth the following information as of the end of the Company’s 2018 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(A)) (c)
Equity compensation plans approved by shareholders(1)	4,450,518	$8.56(2)	31,838,237
Equity compensation plans not approved by shareholders(3)	274,182		4,518,887
Total	4,724,700		36,357,124

(1)

The equity compensation plan approved by the Company’s shareholders is the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010), as amended (the “2010 Plan”). The number in column (a) includes 377,777 shares subject to outstanding SOs, 2,091,923 shares subject to outstanding unvested restricted stock grants, unvested restricted stock unit grants, vested restricted stock grants that have not been paid and vested restricted stock units grants that have not yet been paid, and 1,980,818 shares subject to outstanding unvested Performance Share awards. The number of shares subject to outstanding unvested Performance Share awards assumes the maximum number of Performance Shares are issued upon vesting. The actual number of Performance Shares issued could be zero to 200% of the target number of Performance Shares underlying unvested awards. Assuming the target number of Performance Shares are issued, the number of shares subject to unvested Performance Share awards would be 990,409 and 32,828,646 shares would remain available for future issuance under the 2010 Plan.

(2)	Represents the weighted-average exercise price of the outstanding SOs granted under the 2010 Plan.
(3)

The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to directors and key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of restricted stock or restricted stock unit grants are required to be distributed in stock under the terms of the DCP. The number in column (a) represents the number of shares credited to participants’ accounts in the DCP. The DCP does not currently include any shares to be issued upon the exercise of outstanding SOs, warrants and rights as a result of deferrals of grants made under the 2010 Plan. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

56	2019 PROXY STATEMENT

Securities Beneficially Owned by Directors,

Executive Officers and Principal Shareholders

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each current director and each nominee for election to the Board of Directors, the Company’s NEOs in 2018, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers are pledged.

NAME OF BENEFICIAL OWNER(1)	SHARES OWNED(2)	PERCENT OF CLASS

BlackRock, Inc. (3)	25,426,490	11.8%

The Vanguard Group, Inc. (4)	21,312,619	9.9%

Fairpointe Capital LLC (5)	11,148,126	5.1%

David T. Lougee	253,539	*

Victoria D. Harker	224,849	*

Lynn Beall	61,529	*

Todd A. Mayman	100,013	*

Gina L. Bianchini	13,122	*

Howard D. Elias	50,099	*

Stuart J. Epstein	13,197	*

Lidia Fonseca	35,788	*

Scott K. McCune	55,346	*

Henry W. McGee	3,863	*

Susan Ness	41,857	*

Bruce P. Nolop	29,982	*

Neal Shapiro	76,283	*

Melinda C. Witmer	0	*

All directors and executive officers as a group (16 persons including those named above)	1,028,264	*

*	Less than one percent.
(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102.
(2)

The following shares of common stock are included in the table because they may be acquired pursuant to (a) stock options exercisable by April 26, 2019: Mr. Elias—24,770; Mr. Shapiro—68,114; and all directors and executive officers as a group—92,844; (b) restricted stock units granted to executives which will be payable to the executive by the Company if the executive has a termination of employment prior to April 26, 2019: Mr. Lougee—28,068; Ms. Harker—24,515; Ms. Beall—10,288; Mr. Mayman—18,829; and all executive officers as a group—89,837; (c) restricted stock units granted to executive officers that will vest by April 26, 2019: Mr. Lougee—24,168; Ms. Harker—12,920; Ms. Beall—9,792; Mr. Mayman—8,882; and all executive officers as a group—60,807; (d) restricted stock units and/or restricted stock awards granted to directors which are payable to the director by the Company if the director leaves the Board: Ms. Bianchini—8,709; Mr. Elias—4,669, Mr. Epstein—8,709; Ms. Fonseca—15,781, Mr. McCune—24,863, Mr. McGee—3,863, Ms. Ness—22,863, Mr. Nolop—13,378, and Mr. Shapiro—5,919; and (e) restricted stock units granted to directors that have not been deferred and will vest by April 26, 2019: Ms. Bianchini—2,903, Mr. Epstein—2,903, Ms. Fonseca—2,903, Mr. McCune—2,903, Ms. Ness—2,903, and Mr. Nolop—2,903.

(3)

Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 24,880,969 shares and sole dispositive power over 25,426,490 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on February 13, 2019 by The Vanguard Group, reporting, in the aggregate, sole voting power over 216,124 shares, shared voting power over 25,200 shares, sole dispositive power over 21,094,512 shares and shared dispositive power over 218,107 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on January 30, 2019 by Fairpointe Capital, LLC, reporting, in the aggregate, sole voting power over 10,722,175 shares, shared voting power over 129,216 shares, and sole dispositive power over 11,148,126 shares. The address for Fairpointe Capital LLC is One North Franklin, Suite 3300, Chicago, IL 60606.

57	2019 PROXY STATEMENT

Investment in TEGNA Stock by Directors and Executive Officers

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment

David T. Lougee	President and CEO, Director	273,106

Victoria D. Harker	Executive Vice President and CFO	240,754

Lynn Beall	Executive Vice President and COO—Media Operations	64,501

Todd A. Mayman	Former EVP/Chief Legal and Administrative Officer	108,150

Gina L. Bianchini	Director	13,122

Howard D. Elias	Director	119,334

Stuart J. Epstein	Director	13,197

Lidia Fonseca	Director	35,788

Scott K. McCune	Director	61,183

Henry W. McGee	Director	29,570

Susan Ness	Director	50,107

Bruce P. Nolop	Director	29,982

Neal Shapiro	Director	130,618

Melinda C. Witmer	Director	15,343

All directors and executive officers as a group (16 persons including those named above)		1,259,464

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, fully vested shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. Lougee—19,568; Ms. Harker—15,905; Ms. Beall—2,971; Mr. Mayman—8,137; Mr. Elias—69,235; Mr. McCune—5,836; Mr. McGee—25,706; Ms. Ness—8,250; Mr. Shapiro—54,335; Ms. Witmer—15,343; and all directors and executive officers as a group-231,200. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

58	2019 PROXY STATEMENT

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

59	2019 PROXY STATEMENT

General Information

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2019 Annual Meeting of Shareholders to be held on April 25, 2019 at 10:00 a.m. ET at the Boro Station Conference Center, 1785 Greensboro Station Place, McLean, Virginia. This Proxy Statement furnishes you with the information you need to vote, whether or not you attend the Annual Meeting.

On what proposals am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of the eleven director nominees nominated by the Board of Directors, each to hold office until the Company’s 2020 Annual Meeting of Shareholders;

Proposal 2—FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019; and

Proposal 3—FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and related discussion contained in this Proxy Statement.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 873-6677 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 18, 2019. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 873-6677.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on February 25, 2019, which is the record date for the Annual Meeting (the “Record Date”), then you may attend and vote at the meeting. Please bring proof of your common stock ownership, such as a current brokerage statement, and photo identification. If you hold shares through a bank, broker, or other intermediary, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting.

At the close of business on the Record Date, we had approximately 216,092,557 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

60	2019 PROXY STATEMENT

GENERAL INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (“SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

How can I get electronic access to the proxy materials?

This Proxy Statement and the Company’s 2018 Annual Report may be viewed online on the investor relations page of the Company’s website at www.tegna.com under the “Investors” menu. You can also elect to receive an email that will provide an electronic link to future Annual Reports and Proxy Statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting the investor relations page of the Company’s website at www.tegna.com under the “Investors” menu. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy via the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or via the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions,

61	2019 PROXY STATEMENT

GENERAL INFORMATION

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1 and the non-binding advisory vote described in Proposal 3). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast with respect to that director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Ratification of the selection of our independent registered public accounting firm and the non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement each require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Abstentions, if any, will have no effect on the election of any director, but will have the same effect as votes “against” each of the other two proposals.

How do I vote my shares in the Company’s Direct Stock Purchase and 401(k) Plans?

If you participate in the Company’s Direct Stock Purchase Plan or the TEGNA 401(k) Savings Plan, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Direct Stock Purchase Plan will not be voted. All shares in the TEGNA 401(k) Savings Plan for which no instructions are received will be voted in the same proportion as instructions provided to the trustee by other TEGNA 401(k) Savings Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2020 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2020 Annual Meeting, a shareholder proposal must be submitted in writing to TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary and must be received by November 12, 2019. A shareholder who wishes to present a proposal or nomination at the Company’s 2020 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal or nomination to the Company at the same address no earlier than December 27, 2019 and no later than January 16, 2020. The Company’s By-laws require that any proposal or nomination must contain specific information in order to be validly submitted for consideration.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

62	2019 PROXY STATEMENT

GENERAL INFORMATION

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2019 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2019 Annual Meeting, during normal business hours, for a period of ten days before the 2019 Annual Meeting and during the 2019 Annual Meeting at the Company’s offices at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2018 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2018 Annual Report, he or she may contact the Company’s Secretary at TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102 or by calling the Secretary at (703) 873-6600. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2018 Annual Report?

A copy of our 2018 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2018 Annual Report over the Internet, at www.envisonreports.com/TGNA, by toll-free telephone call (in the U.S. and Canada) to 1-866-641-4276, or by email at investorvote@computershare.com. Please send an email with “Proxy Materials TEGNA Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you also may have the opportunity to receive copies of our 2018 Annual Report electronically. Please check the information in the proxy materials provided by your bank, broker or other intermediary.

You may also obtain a copy without charge by writing to: TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. Our 2018 Annual Report and 2018 Form 10-K are also available through the Company’s website at www.tegna.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

63	2019 PROXY STATEMENT

Other

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) of the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Leadership Development and Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 11, 2019

64	2019 PROXY STATEMENT

002CSN9D08

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern, on April 24, 2019.

Online Go to www.envisionreports.com/TGNA or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Gina L. Bianchini	☐	☐	☐	02 - Howard D. Elias	☐	☐	☐	03 - Stuart J. Epstein	☐	☐	☐
04 - Lidia Fonseca	☐	☐	☐	05 - David T. Lougee	☐	☐	☐	06 - Scott K. McCune	☐	☐	☐
07 - Henry W. McGee	☐	☐	☐	08 - Susan Ness	☐	☐	☐	09 - Bruce P. Nolop	☐	☐	☐
10 - Neal Shapiro	☐	☐	☐	11 - Melinda C. Witmer	☐	☐	☐

For	Against	Abstain		For	Against	Abstain

2.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.

     The proxies are authorized to vote in their discretion upon such other business, if any, as may properly come before the annual meeting or any adjournment thereof.

☐	☐	☐	3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

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1 P C F

0301JE

TEGNA Inc.

Annual Meeting of Shareholders

Thursday, April 25, 2019

10:00 a.m.

Boro Station Conference Center

1785 Greensboro Station Place, McLean, VA 22102

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TEGNA Inc.

8350 Broad Street, Suite 2000

Tysons, VA 22102

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders - April 25, 2019

The undersigned hereby appoints David T. Lougee and Akin S. Harrison, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 25, 2019 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

If you are a current or former employee of TEGNA Inc. and own shares of TEGNA common stock through the TEGNA 401(k) Savings Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 8:00 a.m. (Eastern) on April 22, 2019. If your vote by proxy card, Internet or telephone is not received by 8:00 a.m. (Eastern) on April 22, 2019, the plan shares credited to your 401(k) account will be voted in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.